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                                                                   EXHIBIT 10(x)

                             MANUFACTURING AGREEMENT

                                     BETWEEN

                              SCI TECHNOLOGY, INC.

                                       AND

                                 MYKOTRONX, INC.

                              FOR THE KIV PRODUCTS

                                      DATED

                                  JUNE 24, 2003

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                                      KIV-7

                            MANUFACTURING AGREEMENT
                               TABLE OF CONTENTS

1.       Terms of Agreement: Termination

2.       Manufacturing

3.       License to Manufacture

4.       Prohibition of Third Party Sales

5.       Forecasts

6.       Purchase Orders

7.       Pricing

8.       Changes

9.       Shipments, Factory Relocation: Factory Qualification

10.      Delivery Date-Liquidated Damages

11.      Force Majeure

12.      Inspection and Acceptance

13.      Warranty

14.      Limitation of Liability

15.      Key Personnel/Positions

16.      Support Services

17.      Status Reporting

18.      Products Defects or Recall

19.      Relationship

20.      Insolvency

21.      Choice of Law

22.      Resolution of Disputes

23.      Assignment

24.      Communications and Notice

25.      Indemnification

26.      Public Release of Information

27.      Order of Precedence

28.      Compliance with Laws

29.      Independent Contractor

30.      Gratuities

31.      Seller Contacts with Mykotronx's Custom and Other Vendors

32.      Release of Liens

33.      Taxes

34.      Invoices

35.      Insurance/Entry on Seller's Property

36.      Packing, Packaging, and Marking

37.      Certification of Independent Price Determination

38.      Work on Mykotronx's or Mykotronx's Customer's Premises

39.      Title and Risk of Loss

40.      Responsibility for Mykotronx Owned Property

41.      Stop Work Order

42.      Waiver

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43.      Failure to Comply

44.      Termination for Convenience

45.      Termination for Default

46.      Mykotronx's Property and Information

47.      Information Disclosed and/or Delivered to Mykotronx

48.      Amendments

49.      Waiver

50.      Confidential information

51.      Entire Agreement

Attachments:

A.       KIV-7HSB Specifications and Drawings,

B.       Pricing Schedule

C.       Mykotronx, Inc. Non Disclosure Agreement

D.       Key Personnel

E.       Mykotronx QA Provisions

F        ID/IQ Contract Special Provisions

G.       ID/IQ Contract FAR Clauses

H.       Testing Requirements and Procedures (Pre-ESS, ESS, ATP and ATP2)

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                                      KIV-7

                             MANUFACTURING AGREEMENT

         THIS MANUFACTURING AGREEMENT (the "Agreement") is entered into and effective as of the 24th DAY OF JUNE 2003, by and between SELLER, SCI Technology, Inc. a Alabama corporation, having a principal place of business at 8600 South Memorial Parkway, Huntsville, Alabama, 35802 (SCI) and Mykotronx, Inc., a California corporation, having a principal place of business at 357 Van Ness Way, Suite 200, Torrance, California 90501 ("Mykotronx"). Seller and Mykotronx may be individually referred to as a "Party" or collectively referred to as the "Parties."

         WHEREAS the Parties wish to enter into this Manufacturing Agreement which shall set forth the terms and conditions upon which Seller shall manufacture Products for Mykotronx and Mykotronx agrees to purchase the manufactured Products from Seller. In addition, the Seller agrees to procure the Presidio Module for the Products from Harris Corporation, RF Communications, 1680 University Avenue, Rochester, NY 14610, The attachments listed in the table of contents are hereby incorporated and are to be considered an integral portion of this Agreement. Notwithstanding the foregoing, in the event of any conflict or ambiguity between this Agreement and any Attachment, this Agreement shall take precedence.

1.       TERMS OF AGREEMENT; TERMINATION

         A. The term of this Agreement will be from June 24,2003 through January 31,2006 __________ unless sooner terminated by mutual agreement or in accordance with this Agreement. Upon the expiration of the next term, this Agreement shall continue from year to year until one party terminates the Agreement by giving at least ninety (90) days' prior written notice to the other party. Notwithstanding the foregoing, the term of this Agreement shall automatically extend to include the term of any purchase order ("Order") issued hereunder, subject to earlier termination pursuant to the provisions of this Agreement.

         B. Mykotronx may, at its option, terminate this Agreement prior to the term of this Agreement, under the provisions for a Termination for Convenience, (Paragraph 44) by giving written notice to Seller of its desire to terminate this Agreement. Such notice shall include the

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                  effective date of the termination which date shall be not less than 180 days after the date of such notice. Such notice shall be given, if at all, at any time after the signing of this Agreement, but not later than six months prior to the expiration of this Agreement.

         C. Any provisions hereof that by their nature would be expected to survive the termination of this Agreement shall survive and not be affected by the termination or expiration of this Agreement, including, without limitation, Sections 10,13,18,19, 21, 33 and 46.

2.       MANUFACTURING

            Seller shall manufacture KIV-7 COMSEC module for Mykotronx to the Specification 4090500-0501, drawings provided (Attachment "A"), Quality Provisions (Attachment E), and Testing Requirements and Procedures (Attachment H) hereinafter referred to as the Product.

3.       LICENSE TO MANUFACTURER

            For the term of this Agreement, Mykotronx does hereby grant to Seller a nonexclusive, royalty-free, irrevocable right and license to make Product.

4.       PROHIBITION OF THIRD PARTY SALES

            Seller agrees to manufacture the Product exclusively for Mykotronx and further agrees not to sell any Product to any third party unless directed to do so in Writing by Mykotronx.

5.       FORECASTS

            Mykotronx shall submit in writing, a rolling six month forecast of Product that Mykotronx expects will be required for sale beyond the three months of firm purchase order. This forecast shall include total quantity of Product, by Part Number, and such forecast will be revised monthly. Forecast are for general planning and/or long lead procurement purposes and Mykotronx shall not be responsible for forecast that later turn out to be inaccurate other than as provided in Paragraph 25C. Any material ordered beyond Purchase Order is subject to the Seller providing Mykotronx with a priced list of all parts, components and sub-assemblies that must be ordered against the forecast due to long lead time to deliver. This listing will be updated at the time a part, component or subassembly is added or deleted from the list or quarterly, whichever occurs first. Mykotronx will approve proposed list, or revised list, in writing within 5 working days from date of issue. Any impact resulting from a disapproval or delay in approval will be considered a change under the Changes Clause.

6.       PURCHASE ORDERS

            A. Notwithstanding the provisions set forth in the paragraph entitled FORECASTS, Mykotronx shall issue purchase orders ("Purchase Orders") for all Product ordered which shall Include the unit price, quantity, cumulative price, anticipated delivery date and reference this Agreement. Place of delivery, method of transportation and carrier will

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                  be provided monthly, but at least thirty (30) days in advance of scheduled delivery date, via "Distribution Instructions". Any provisions, requirements (including Quality Assurance) or terms and conditions contained in a Purchase Order that are in addition to or inconsistent with this Agreement shall have no force and effect unless set forth in writing executed by both Parties. Purchase Orders will be commercial and shall not contain reference to any Prime Contracts. Other additional terms and conditions shall have no force and effect.

         B Deliveries shall be made pursuant to reasonable manufacturing schedules based on no less than a ninety (90) day lead-time.

         C Mykotronx agrees to place Purchase Orders for a minimum quantity of 100 Units for delivery per month and shall not exceed a maximum quantity of 800 units for delivery per month. When Purchase Orders exceed the forecasted requirements, as defined in Section 5, Seller and Mykotronx shall negotiate a reasonable delivery schedule and Seller shall submit to Mykotronx any associated cost impact in accordance with
                  Section 8 "Changes".

         D Payment for product ready for delivery shall be made by Mykotronx net thirty (30) days from the date of an acceptable invoice (reference Section 34) Invoices shall be transmitted to Mykotronx at the time the Product is deemed "accepted" as provided in Section 12. Seller reserves the right to access interest at the rate of 1.5% per month for repeated untimely payments received beyond forty-five (45) days from invoice date. Payment will be made in U.S. Dollars. In the event Mykotronx has any outstanding invoice for more than forty-five
                  (45) days, Seller shall have the right to stop shipments of Product until Mykotronx makes a sufficient payment to bring its account within the thirty (30) day payment.

         E Each Party shall be entitled at all times to set-off any amount owing from the other Party to such Party against any amount payable to the other Party to such Party, arising out of this or any other transaction For purposes hereof, (i) the term "Party" shall be limited to the parties to this transaction.

         F When required, any notice of late payment will be provided in writing to the KIV-7 Contract Administrator at the address provided in Section 24 with the exception as provided for under Section 45.

         G Mykotronx and Harris have executed supply Agreements for the Presidio Module. Seller shall procure the Presidio Module from Harris. Mykotronx, as a requirement of their Agreement with Harris, must flowdown the Harris payment terms for the Presidio Module which follow. "Partial and early shipments, within fifteen days prior to the scheduled delivery date and at no time shall the quantity delivered exceed a quantity greater than 110% of the quantity scheduled for delivery, are acceptable and will result in partial invoices. Payment terms are net thirty (30) days from invoice date. In accordance with Harris standard terms and conditions,

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                  Harris reserves the light to assess interest at the rate of
                  1.5% per month for repeated untimely payments received by Harris beyond forty-five (45) days from invoice date."

         H Seller currently has Production through the month of September 2003. Mykotronx shall deliver to Seller Purchase Orders issued at the end of each month for the monthly production requirements as required to maintain a minimum of three (3) months of firm production purchase orders at all times.

7.    PRICING

         A. Pricing for the Product (Attachment B) shall remain firm for a period of three years from the effective date of this Agreement, except that such price may be adjusted to reflect an increase in the cost of material in accordance with the formula below. In addition, in the event that any raw materials or component parts are supplied by Mykotronx or through Mykotronx's Suppliers on behalf of Mykotronx at no cost to the Seller, an appropriate decrease will be made in the price. SCI shall notify Mykotronx of a price increase or decrease in the cost of Presidio Module as covered by Attachment B. Mykotronx will adjust purchase orders to SCI accordingly.

         B. In the event that the aggregate cost of material increases or decreases more than five percent (5%) from the cost of such material defined in Sellers costed BOM within his proposal and as adjusted from time to time as the result of directed changes, excluding the Presidio Module, the Parties shall share the increase or decrease in the cost of the material exceeding such five percent (5%) variation on a 50/50 basis to be computed semi-annually, except as provided above in Section
                  7. A.

         C. In the event the Seller recommends design improvements resulting in labor cost savings, this savings will be shared with Mykotronx on a 50/50 basis.

         D. Prices specifically do not include (a) export licensing of the Product or payment of broker's fees, duties, tariffs or other similar charges; (b) taxes or charges (other than those based on net income of Seller) imposed by any taxing authority upon the manufacture, sale, shipment, storage, "value add" or use of the Product which Seller is obligated to pay or collect. This clause only applies to the exporting of product on behalf of Mykotronx.

8.    CHANGES

         Any changes to the drawings, designs or specifications or purchase orders that exceed forecasted requirements of the Product required by Mykotronx shall be communicated to Seller in writing. The delivery date and the price of the Product shall be adjusted if any such changes agreed upon by the Parties cause a delay in delivery or increase or decrease in the costs of manufacture, including the cost of material, of the Product.

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9.    SHIPMENTS, FACTORY RELOCATION; FACTORY QUALIFICATION

         A. FOB point and carrier are to be in accordance with the instructions contained in the Sales Order Acknowledgements. The cost of insurance and freight shall be absorbed by Seller as part of the Price. Title and the risk of loss, damage and destruction shall pass to Mykotronx or Mykotronx customers) at the FOB point. Shipments shall be made directly to Mykotronx customer(s), per instructions to Seller by Mykotronx as set forth in the monthly "Distribution Instructions". Sales Order Acknowledgements and Distribution Instructions may require shipments to APOs, FPOs or Puerto Rico in accordance with the ITAR restrictions. FOB points will be either at Seller's facility or the address on the label when shipped from Seller's facility. In no event shall SCI be the "exporter of record" for any shipment requiring an Export License and/or Shipper's Export Declaration.

         B. In the event Seller elects to reorganize, merge, sell or otherwise change the structure of the business organization manufacturing the product, Seller without the consent of any Party, may move the factory. In such event, Seller shall notify Mykotronx one hundred twenty (120) days in advance of such move and Seller shall be responsible for any required re-qualification related to the Product.

         C. During the term of this Agreement, Seller, in accordance with the DD-form 254, provided through Mykotronx and as required by the flow down provisions on the DD form 254, shall maintain facility clearance, COMSEC Account and Security clearance and controls as required for the Seller's facility manufacturing the KIV-7 COMSEC Modules.

10.   DELIVERY DATE-LIQUIDATED DAMAGES

         A Delivery will be accomplished within the time specified in the monthly Distribution Instructions but not prior to the date or greater than the quantities on the Purchase Order covering the same period.

         B Anything to the contrary notwithstanding, Seller shall not be liable for any reasonable delay in production or delivery, until it receives a ten (10) day advance notice ("Notice Period ") of such delinquency giving Seller twenty (20) days from the expiration of the Notice Period to cure the delinquency ("Cure Period") for a total of 30 days from the date the notice is received; provided, however, that the Notice Period and Cure Period shall not apply to delays in production or delivery that are the result of the relocation of the manufacturing operations as contemplated in Section 9 or customer caused delays. Delivery shall be deemed complete when the Products are delivered to the FOB point. In the event that the firm Purchase Order for a specific month is for a greater quantity than the last Purchase Order forecast available for that month, Seller shall not be considered delinquent if Seller is unable to meet the added demand due to a shortage of long lead material when ordered to forecast. In the event Seller fails to cure the delinquency prior to

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                  expiration of the Notice Period and Cure Period, Seller shall pay to Mykotronx as liquidated damages, a sum of five percent (5%) of the Transfer Price of the Products that were ordered by Mykotronx' customers and remain unshipped for each month (beyond the thirty (30) day Notice and Cure Period) that such Products so remain unshipped, not to exceed a total of fifty thousand dollars ($ 50,000) of liquidated damages in the aggregate. Anything to the contrary notwithstanding, no liquidated damages under this section entitled DELIVERY DATE-LIQUIDATED DAMAGES shall be due and owing if the delays in delivery are caused by the U.S. Government or any of it agencies or department (which are not attributable to the performance or nonperformance by Seller) or by force majeure events.

         C. In the event Seller is obligated by the terms of this Agreement to pay liquidated damages to Mykotronx, Seller shall pay such sum on a net thirty (30) basis from receipt of Mykotronx' invoice for same.

11.      FORCE MAJEURE

                  In the event a delay in production or delivery occurs which delay is occasioned by but not limited to: (a) acts of God, including fire, floods or unusually severe weather; (b) civil or military authority, war, hostility, riots, terrorism, government action in its contractual or sovereign capacity;
                  (c) strikes or other labor actions; or (d) where such delay is occasioned by other causes beyond the control of Seller and without its fault or negligence, then the date or dates for delivery of the equipment shall be extended for a period equal to the time lost by reason of any such delay. Anything to the contrary notwithstanding, Seller shall be responsible for delays caused by subcontractors failing to make timely deliveries unless such delays are caused by force majeure events.

12.      INSPECTION AND ACCEPTANCE

                  Notwithstanding the provisions of Mykotronx Quality Assurance Requirements for Procured Items (Q Clauses), Clause 6, Buyer Source Inspection, acceptance of Products shall take place at the Seller Facility: (a) with respect to orders to be shipped to a Government customer when such customer delivers to Seller a signed form DD form 250 authorizing shipment of Product; (b) with respect to all other orders (excluding orders delivered to the account of Mykotronx), when Seller signs-off on a commercial shipper accompanied by a Certificate of Conformance, authorizing shipment of the Product, or (c) with respect to orders delivered to the account of Mykotronx, when Seller signs off on a Certificate of Conformance. Upon reasonable prior notice, during normal business hours and without unduly delaying the work, Mykotronx or its customers for the Product may inspect the Product including testing thereof, at the Seller's Facility.

13.      WARRANTY

         A. Seller warrants to Mykotronx or its customers that the Product it delivers hereunder will be free from defects in material and workmanship at the time of acceptance. This Warranty will terminate one (1) year after the date of such acceptance. Notification of any such defect must be given

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                  by Mykotronx to Seller within the Warranty Period. Seller's obligation under this Warranty is limited to repairing or replacing any Product, which is determined by Seller to be defective. Repair or replacement will be accomplished at the Seller's Facility. Defective items returned to Seller pursuant to this Warranty will be delivered to the Seller's Facility, freight prepaid. Seller will return such items to Mykotronx or its customer at Mykotronx's option, freight prepaid. Products replaced will become the property of Seller.

         B. This Warranty does not cover components that are expendable in normal use and thus have an unpredictable service life, such as batteries.

         C. Products that have been repaired or replaced during the Warranty Period are warranted for the remainder of the original Warranty Period, If Seller does not find any defects in workmanship or material, or if the Warranty period has expired, Seller's regular charges shall apply and Mykotronx shall pay all such charges including transportation costs.

         D. Seller is released from all obligations under its Warranty in the event repairs or modifications are made by persons other than its own authorized personnel unless such work is authorized in writing by Seller.

            THIS WARRANTY IS IN LIEU OF ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING ANY IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, WHICH ARE HEREBY EXPRESSLY DISCLAIMED. SELLER'S LIABILITY UNDER THIS WARRANTY IS EXPRESSLY LIMITED TO THE REPAIR OR REPLACEMENT, AT ITS OPTION, OF ANY PRODUCT CONTAINING A DEFECT IN MATERIAL OR WORKMANSHIP AT THE TIME OF DELIVERY.

14       Limitation of Liability

            IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER FOR ANY INDIRECT, CONSEQUENTIAL, INCIDENTAL, PUNITIVE OR SPECIAL DAMAGES, OR ANY DAMAGES WHATSOEVER RESULTING FROM LOSS OF USE, DATA OR PROFITS, EVEN IF SUCH OTHER PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES; provided however, that this Section shall not prevent a party from incurring the liabilities set forth In Section 10 (Liquidated Damages), Section 25 (Indemnification), 44 (Termination for Convenience) or 45 (Termination for Default). IN NO EVENT SHALL
            A) MYKOTRONX'S LIABILITY EXCEED THE AMOUNT DUE UNDER THE CLAUSES LISTED ABOVE, B) SCI'S LIABILITY UNDER THIS AGREEMENT (WHETHER ASSERTED AS A TORT CLAIM OR CONTRACT CLAIM) EXCEED THE AMOUNTS PAID TO SCI HEREUNDER. With the exception of the provisions of 45.C. , IN NO EVENT WILL SCI BE LIABLE FOR COSTS OF PROCUREMENT OF SUBSTITUTE GOODS BY CUSTOMER. THESE LIMITATIONS SHALL APPLY NOTWITHSTANDING ANY FAILURE OF ESSENTIAL PURPOSE OF ANY LIMITED REMEDY.

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15.      KEY PERSONNEL

                  Seller shall dedicate a Program Manager (Attachment D). Support personnel shall be assigned to the performance of Seller's obligations hereunder. Any personnel who, during the performance of the contract, are assigned by the Seller shall be capable of assuring satisfactory performance of work required by this agreement. Seller shall make commercially reasonable efforts to not reassign dedicated or support personnel in those key positions as defined in Attachment D, and shall provide Mykotronx notice within 2 business days of the reassignment of such personnel. Reassignment of personnel shall not relieve Seller of their obligation to assure satisfactory performance of this Agreement.

16.      SUPPORT SERVICES

                  Seller shall provide to Mykotronx at no cost office space, telephone services and access to office equipment and supplies reasonably necessary to support Mykotronx personnel at manufacturing site for the purpose of understanding the manufacturing processes of the Product for a reasonable period of time. In addition, Mykotronx will have reasonable access to Seller's employees in order to facilitate its understanding thereof.

17.      STATUS REPORTING

                  Seller shall provide production detail and status reports. These should clearly define material delivery impacts on schedule by critical item and get well dates; master production schedule and status; linearity reports: corrective action minutes or actions and warranty return data by major defect category. It is anticipated that these reports will be issued monthly. Mykotronx will requires monthly Production Review at Seller's Facility. As the contract matures, the review meeting frequency is anticipated to be decreased.

18.      PRODUCT LATENT DEFECTS

                  Seller, at its cost, shall be responsible for the correction of any latent defects caused by the Seller's manufacturing process (excluding latent defects caused by product design). Seller's cost shall be limited to the labor, material and shipping expenses associated with the repair of the product.

19.      RELATIONSHIPS

                  Seller is an independent contractor engaged by Mykotronx in the manufacture of Product. Nothing in the Agreement shall constitute Seller as an employee, agent or general representative of Mykotronx. This Agreement shall not constitute appointment of either Party as the legal representative or agent of the other, nor shall either Party have the right or authority to assume, create or incur any liability or any obligation of any kind, express or implied, against, or in the name of, or on behalf of the other party.

20.      INSOLVENCY

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                  Under the provisions of a Termination for Convenience (Para.
                  44) and the inventory indemnification provisions of Paragraph 25, either Party may cancel this Agreement in the event of the suspension of the other Party's business, insolvency of the other Party, the institution of bankruptcy, reorganization, arrangement or liquidation proceedings involving or affecting the other Party, or any assignment for the benefit of creditors of the other Party, or receivership that the other Party places itself in or may be placed in.

21.      CHOICE OF LAW

                  This Agreement shall be governed, construed and enforced under the laws of the State of California, excluding its conflict of law provisions

22.      RESOLUTION OF DISPUTES

         A. In the event of a dispute relating to this Agreement, the Parties shall make a good faith effort by assigning authorized representatives to settle any differences without resorting to arbitration. If settlement of the dispute is not possible either party may invoke arbitration. However, the Party wishing to initiate arbitration shall give thirty (30) days prior notice to the other party. During this thirty (30) day period selected upper management personnel shall further attempt to resolve the dispute. Any unresolved dispute arising out of or relating to this Agreement, including its interpretation, validity, scope and enforceability shall be resolved by arbitration to be held exclusively in the City of New York, New York.

         B. Such arbitration shall be the Parties' exclusive remedy. The arbitration shall apply the law of the State of New York to the dispute, exclusive of its conflict of laws and shall be concluded in accordance with the then existing Commercial Arbitration Rules of the American Arbitration Association. A panel of three (3) arbitrators made up of one arbiter selected by each Party with the third arbiter to be selected by the first two arbiters. The panel shall be empowered to assess compensatory damages except in areas where this Agreement exempts any party from liability or limits such damages. The judgment of the panel shall be final and binding on the Parties and either Party may enter the arbitration award as a final judgment in a court of competent jurisdiction with power to enforce the arbitration award. The Parties shall pay their own arbitration expense and shall equally share the arbitrators' costs and fees and the arbitrators shall allocate such costs and fees equally between the Parties as part of the award.

23.      ASSIGNMENT

                  This Agreement may not be assigned without the prior written consent of the other Party which consent shall not be unreasonably withheld by any party, provided, however, that without any such consent;

               i. Seller may assign any of its rights hereunder to Sanmina-SCI and any wholly owned Subsidiary of Sanmina-SCI or to any purchaser of substantially all of the assets of the business unit to which the Product relates subject to prior written notification, and
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             ii    Mykotronx may assign any of its rights hereunder to any
                   wholly owned subsidiary of Rainbow or to any purchaser of substantially all of the assets of Rainbow. In addition, Seller may assign to a bank or lending institution any proceeds due under this Agreement without the consent of Mykotronx.

24.     COMMUNICATIONS AND NOTICE

             Any notice or communication required under this Agreement shall be given in writing to the following addresses and shall be deemed received within three (3) business days after the date sent by first class, registered or certified mail:

If to Seller:


SELLER             SCI Technology, Inc.
Address            P O. Box 1000
                   Huntsville,AL 35807
Attn:              Manager, Government Contracts

With Copy to:      SELLER          SCI Technology, Inc.
Address            P.O. Box  1000
                   Huntsville, AL 35807
                   Attn: Tom Freisen, Section Manager, Dept. 264

If to Mykotronx

Mykotronx, Inc.
                   9861 Broken Land Parkway, Suite 258
                   Columbia MD 21046
                   Attn: Patricia S. Linahan,
                   KIV-7 Contract Administrator

With copy to:
                   Mykotronx, Inc.
                   9861 Broken Land Parkway, Suite 258
                   Columbia MD 21046
                   Attn: Frank DUff,
                   Mykotronx Program Manager

25.     INDEMNIFICATION

        A.      SELLER INDEMNIFICATION.

                i. Seller represents and warrants that the manufacturing
                   processes employed in the assembly of Product does not infringe on any patent, trademark, trade secret, copyright or other proprietary right and that Seller is unaware of any claim of infringement, either threatened or pending. Seller agrees to indemnify, defend and hold Mykotronx harmless from and against any claim for such infringement in the event that such a claim is filed. In the event that any such process is found to so infringe, Seller shall, at its option and sole expense, either make such process non-infringing or shall procure the rights to continue to use such infringing process. The foregoing remedies are the sole and exclusive remedies of the BUYER in the event of an infringement. BUYER shall not be entitled to recover from Seller any lost profits or any other consequential damages suffered as a result of such infringement or alleged infringement. It is agreed that Seller shall undertake the defense of any such claim through counsel of its own choice and at its expense. However, the provisions of this section shall not apply with respect to any claim of patent, trademark, or copyright infringement made solely with respect to the incorporation of specific components into the Product at the express direction of BUYER including such incorporations made in express compliance with Product Specifications.

             ii. All work to be performed by Seller is at Seller's risk. Seller shall defend, indemnify, and hold harmless Mykotronx, its officers, employees and agents from any claim, suit, loss, cost, damage, expense (including attorney's fees), or liability by reason of property damage or personal injury (including death) to any person, including Seller's employees, of whatever nature arising out of as a result of, or in connection with such performance occasioned in whole or in part by the actions or omissions of Seller, its officers, employees, agents, Sellers, or subcontractors at any tier. Seller and its Sellers and subcontractors at any tier shall maintain public liability and property damage insurance in prudent and reasonable limits covering the obligations set forth and shall maintain, to the limits required by law, proper Workers Compensation and employer's liability insurance covering all employees performing this Order.

          B.  MYKOTRONX INDEMNIFICATION.

                  Mykotronx represents and warrants that (i) it owns or has the legal right to use the designs and specifications needed to manufacture Product and licensed to Seller pursuant to Section 3 hereof, (ii) such designs and specifications do not infringe on any patent, trademark, trade secret, copyright or other proprietary right and (iii) Mykotronx is unaware of any claim of infringement, either threatened or pending. Notwithstanding the language in Section 25 A. above, Mykotronx shall defend, indemnify and hold Seller harmless against any claims or liabilities for, or by reason of, any alleged infringement of any patent, trademark, trade secret, copyright or other proprietary right caused by Seller's use and reliance upon the Product Specifications and drawings providing information required in assembling the Product or arising out of the incorporation of Product into another good, Product or system which infringes upon any patent, trademark, trade secret, copyright or other proprietary right. Mykotronx agrees that it will indemnify and hold Seller harmless against and from any and all claims, damages and liability suffered by Seller resulting, from personal injury and/or property damage to third Parties, including without limitation to Seller's employees. Mykotronx will also indemnify

         Seller due to defects in the design of the Product, Product Specifications, drawings or in any specific component incorporated into the Product at the express direction of Mykotronx, including any such incorporation made in express compliance with Product Specifications. Mykotronx shall defend, indemnify, and hold harmless Seller, its officers, employees and agents from any claim, suit, loss, cost, damage, expense (including attorney's fees), or liability by reason of property damage or personal injury (including death) to any person, including Mykotronx's employees, of whatever nature arising out of as a result of, or in connection with such performance occasioned in whole or in part by the actions or omissions of Seller, its officers, employees, agents, Sellers, or subcontractors at any tier.

      C. INVENTORY INDEMNIFICATION.

         Seller will be required to purchase reasonable amounts of inventory to manufacture Products to fill firm Purchase Orders. The material to be purchased shall include long lead materials beyond the three (3) month firm purchase order period. Long lead material purchases shall be in accordance with Section 5 of this Agreement. Upon cancellation of a Purchase Order, or upon termination of this Agreement for any reason, Mykotronx shall be liable to Seller for all Inventories consisting of residual finished Product, Product Work in progress, inventory piece parts including all piece parts rendered excess/obsolete by Engineering Changes or changes to the Specifications, and drawings, Termination Inventory". Termination Inventory cost shall be calculated as follows
         (i) for parts, at Seller's purchase prices, plus a 10% markup; (ii) for Work In Process, a reasonable pro rata percentage of the finished Product purchase price; and (iii) for finished Product, at the purchase price in effect at the time of the termination/cancellation. Seller will make commercially reasonable efforts to use the Termination Inventory on other current programs and/or return the piece parts to vendors. Mykotronx shall reimburse Seller for its reasonable costs to return the piece parts to vendors and, upon mutual agreement to modify the Products for other programs. Within sixty (60) calendar days after termination or cancellation of a Purchase Order, Seller will provide Mykotronx with a detailed schedule showing the Termination Inventory, the amount owed by Mykotronx and how the amount was calculated. When calculating the Termination Inventory purchase price, Seller will give Mykotronx credit for all material returned to vendors or sold to others, including Seller, less applicable cancellation charges. Mykotronx shall purchase Termination inventory from Seller within forty-five (45) calendar days of receipt of such detailed schedule.

26.      PUBLIC RELEASE OF INFORMATION

         Seller shall not, without the prior written consent of Mykotronx, make any news release or public announcement concerning this Agreement or any future Agreements. Seller shall extend this restriction to lower-tier subcontractors involved in the performance of this Agreement or future agreement.

27.      ORDER OF PRECEDENCE

         Any inconsistency in a Purchase Order shall be resolved by giving precedence in the following order: (a) Provisions or requirements (including Quality Assurance) shown on the face of the Order; (b) Manufacturing Agreement; (c) specifications, (d) drawings, and (e) Test Requirements and Procedures. Seller shall bring to the immediate attention of Mykotronx any perceived conflicts or ambiguities in the Purchase Order.

28.      COMPLIANCE WITH LAWS

         Each Party agrees to comply with all applicable local, State, and Federal laws and executive orders and regulations and agrees to defend, indemnify and hold the other Party harmless against any loss, cost, damage, expense (including attorney's fees), or liability by reason of Seller's violation.

29.      INDEPENDENT CONTRACTOR

         It is expressly understood that the parties are, and shall remain at all times, independent contractors.

30.      GRATUITIES

         Mykotronx may, by written notice to Seller, terminate this Agreement/Purchase Orders for default if Mykotronx has reasonable cause to believe that gratuities were offered or given by Seller, or any agent or representative of Seller, to any officer, employee or customer of Mykotronx with a view toward securing this Agreement, or securing favorable treatment with respect this Agreement.

31.      SELLER CONTACTS WITH MYKOTRONX'S CUSTOMER AND OTHER VENDORS

         Mykotronx shall be responsible for all liaison and communications with Mykotronx's customer and Mykotronx's other vendors. Seller shall not communicate with Mykotronx's customer or Mykotronx's other vendors regarding this Agreement unless authorized to do so by Mykotronx.

32.      RELEASE OF LIENS

         All materials or articles delivered and labor performed under this Agreement shall be free of all liens and, if Mykotronx requests, a proper release of all liens or satisfactory evidence of freedom from liens shall be delivered to Mykotronx.

33.      TAXES

         The price of supplies/services procured under this Agreement includes all applicable Federal, State, and local taxes and duties unless otherwise stated in this Agreement.

34.      INVOICES

         Seller's itemized invoice shall be submitted to the Accounts Payable Department, at the address shown on the face of the Purchase Order. The invoice shall contain the Purchase Order number, Mykotronx Sales Order number, description of supplies/services, part number, quantity, unit price, and total price. Payment of invoices may be delayed pending correction of any errors or omissions. Each invoice or claim from Seller shall be deemed to include a warranty by Seller that all amounts claimed by Seller are due and proper.

35.    INSURANCE/ENTRY ON SELLER'S PROPERTY

         In the event that Mykotronx, its employees, agents, or subcontractors enter the site(s) of Seller or its sub-contractor's at any tier for any reason in connection with this Contract then Mykotronx and its subcontractors shall procure and maintain worker's compensation, comprehensive general liability, bodily injury and property damage insurance in reasonable amounts, and such other insurance as Seller may require. In addition, Mykotronx and its subcontractors shall comply with all of Seller's or its subcontractor's site requirements. Mykotronx shall indemnify and hold harmless Seller, its officers, employees, affiliates and agents from any losses, costs, claims, causes of action, damages, liabilities, and expenses, including attorneys' fees, all expenses of litigation and/or settlement, and court costs, by reason of property damage or loss or personal injury to any person caused in whole or in part by the actions or omissions of Mykotronx, its officers, employees; agents, suppliers, or subcontractors. Mykotronx shall provide Seller thirty (30) days advance written notice prior to the effective date of any cancellation or change in the term or coverage of any of Mykotronx's required insurance. If requested by Seller, Mykotronx shall send a "Certificate of Insurance" showing Mykotronx's compliance with these requirements. Insurance maintained pursuant to this clause shall be considered primary as respects the interest of Seller and is not contributory with any insurance that Seller may carry, "Subcontractor" as used in this clause shall include Mykotronx's subcontractors at any tier.

36.    PACKING, PACKAGING, AND MARKING

         Seller shall be responsible for properly packing and packaging the supplies in suitable containers for protection during shipment in accordance with transportation regulations and good commercial practice. No additional charge will be allowed for packing and packaging unless specifically agreed to in writing; any transportation charge paid by Seller for which Seller is entitled to reimbursement shall be shown on Seller's invoice as a separate line item. Seller shall label each package with the corresponding Purchase Order number. Seller shall prepare an itemized packing list bearing the Purchase Order number, Mykotronx Sales Order number, item description, part number, and quantity shipped for each package. One copy of the packing list shall be placed in the shipping container and one copy to P. Linahan at address provided in Section 24.

37.    CERTIFICATION OF INDEPENDENT PRICE DETERMINATION

         Seller certifies that the prices proposed in this Agreement have been arrived at independently, without, for the purpose of restricting competition, consultation, communication, or agreement with any other offeror or competitor, and that Seller has not and will not knowingly disclose the prices directly or indirectly, to any other offeror before award.

38.    WORK ON MYKOTRONX'S OR MYKOTRONX'S CUSTOMER'S PREMISES

         If this order requires Seller to perform work on Mykotronx's or Mykotronx customers' premises, Seller shall take all necessary precautions to prevent any injury to persons or damage to property during the progress of such work.

39.    TITLE AND RISK OF LOSS

         Title to supplies furnished under this Agreement shall pass to Mykotronx, at the FOB point regardless of when or where Mykotronx or Mykotronx's customer (s) takes physical possession, unless the Order specifically provides for earlier passage title. When this Agreement specifies that the designated delivery point is F.O.B. carrier, Seller's plant, risk of loss shall pass to Mykotronx upon delivery of items to the common carrier by Seller properly addressed, labeled and consigned in accordance with the "Distribution Instructions". When this Agreement specifies that the designated delivery point is F.O.B. destination, risk of loss shall remain with Seller until delivery of items to Mykotronx or the address provided in the "Distribution Instructions". Seller shall bear all shipment costs related to properly rejected supplies by Mykotronx.

40.    RESPONSIBILITY FOR MYKOTRONX OWNED PROPERTY

         A. All property, including data, drawings, material, tooling and equipment, furnished to Seller by Mykotronx hereunder, shall be used only in the performance of this Agreement, and shall remain the property of Mykotronx Title to such property shall not be affected by incorporation in or attachment to any other property.

         B. Unless otherwise instructed by Mykotronx, all Mykotronx furnished property that is not incorporated into supplies delivered or otherwise consumed shall be returned to Mykotronx upon this Agreements completion. Property returned shall be in the same condition as received, allowing for reasonable wear and tear. Seller shall bear the risk of loss or destruction of and damage to property covered by this clause until delivered or returned to Mykotronx or Mykotronx's customer.

         C. Mykotronx shall have the right to enter Seller's premises at all reasonable times to inspect its property and Seller's related records.

         D. If Mykotronx furnishes under this Agreement Government-owned property, the special terms and conditions (Federal Acquisition Regulation and Department of Defense Federal Acquisition Regulation Supplement clauses) relating to Government-owned property, special tooling, special test equipment, and reporting shall apply in lieu of this clause.

41.    STOP WORK ORDER

         A. Mykotronx may, at any time, by written notice to Seller, stop all or any part of work under this Agreement for up to ninety
                  (90) days. Upon receiving a stop-work order, Seller shall immediately comply with its terms and take all reasonable steps to avoid incurring any additional cost allocable to such work. Within ninety (90) days after the effective date of the stop-work order, Mykotronx shall either cancel the stop-work order or terminate the work covered by the stop-work order.

         B. If a stop work is canceled, Seller shall immediately resume work. Mykotronx shall make an equitable adjustment in the Purchase Order delivery schedule and/or price if the stop-work order results in an increase in time or cost for performance. Seller must provide notice of a pending claim for equitable adjustment under this clause within thirty (30) days after the end of the work stoppage and submit the claim within ninety
                  (90) days after the end of the work stoppage.

42.    WAIVER

         Failure of either Party to insist on performance of any provision of this Agreement shall not be construed as a waiver of that provision or a waiver of their right to require compliance with such provision in the future. If any provision of this Agreement is found to be illegal or unenforceable under law, that provision shall be deleted; however, all other provisions in this Agreement shall not be affected thereby, and shall remain in full force and effect.

43.    FAILURE TO COMPLY

         If, in Mykotronx's opinion, Seller fails to comply with any of the Purchase Order/ Agreement requirements, Mykotronx shall provide a written notice of the perceived infraction providing a full description and circumstances surrounding the perceived infraction and provide Seller with a ten (10) day advance notice ("Notice Period") of such perceived infraction giving Seller twenty (20) days from the expiration of the Notice Period or other such time as may be provided by Mykotronx, to cure the delinquency ("Cure Period"). If at the end of the Cure Period, Seller has not corrected the perceived infraction, Mykotronx may exercise its right to terminate the Purchase Order/Agreement for default or invoke applicable warranties for nonconformance. In lieu of this, however, Mykotronx may waive the Seller deficiency and in return, Seller agrees to negotiate an equitable reduction in the Order price.

44.    TERMINATION FOR CONVENIENCE

         A. Mykotronx reserves the right to terminate any Purchase Order, in whole or in part, for its sole convenience. In the event of such written notice of termination, Seller shall Immediately stop all work hereunder and shall immediately cause all of its Sellers and subcontractors to cease work. Mykotronx shall have the right at its option to require the Seller to transfer title to and deliver as Mykotronx may direct, any completed or partially completed supplies (work in progress) and any materials acquired for the performance of this Agreement. In such case, Mykotronx shall pay Seller (i) the Purchase Order price associated with accepted completed supplies, (ii) a pro-rata portion of the Purchase Order price for partially completed assemblies, and (iii) manufacturing materials at cost plus a 10% fee. Packaging and shipping shall be at Mykotronx expense.

         B. Seller shall provide Mykotronx any supporting Information necessary to document the reasonableness of Seller's termination for convenience claim. Seller shall not be paid for any work or costs incurred which reasonably could have been avoided.

         C.       Seller shall complete performance of the work not terminated.

         D. If the termination involves only services, Mykotronx shall be obligated to pay only for services performed before the termination date.

         E. Notice of termination shall be in accordance with Clause I of this Agreement.

         F. If Mykotronx terminates any Purchase Order for convenience as a result of a termination for convenience issued by the Government, the special term and condition (Federal Acquisition Regulation clause) relating to termination for convenience shall apply in lieu of this clause.

45.    TERMINATION FOR DEFAULT

         A. Mykotronx may, without liability and in addition to any other rights or remedies provided herein or by law, terminate any Purchase Order in whole or in part by written notice of default if Seller: (a) fails to deliver the supplies or perform the services within the time specified; (b) fails to make sufficient progress with the work, thereby endangering completion of performance within the time specified; or (c) fails to comply with any other Purchase Order provision. Mykotronx's right to terminate for default may be exercised if Seller does not cure the failure in accordance with Clauses 10 and 43 of this Agreement

         B. In the event of such termination, Mykotronx shall have the right at its option to require the Seller to transfer title to and deliver as Buyer may direct, any completed or partially completed supplies and any materials acquired for the performance of this Agreement in accordance with Section 25. C or as agreed to by the Parties. Seller shall provide Mykotronx any supporting information necessary to document the reasonableness of Sellers termination for default claim.

         C. If Mykotronx terminates this Agreement in whole or in part, Mykotronx may purchase similar supplies or services from others and Seller shall be liable for any additional costs above the original price for the terminated supplies/services. Seller shall not be liable for any additional costs if failure to perform arises from causes beyond Seller's or Seller's subcontractors control and without fault or negligence of either of them; provided, however, that the supplies/services to be furnished by Seller's subcontractor (at any tier) were not obtainable from others in time for Seller to meet Purchase Order delivery or other performance requirements.

         D. Mykotronx may withhold from any payments due Seller any sum necessary to protect Mykotronx against any liability or expenses due to the termination for default.

         E. In the event of a partial termination, Seller shall continue the work not terminated.

         F. The rights and remedies of Mykotronx provided by this clause shall not be exclusive and are In addition to any rights and remedies provided by law or this Agreement.

         G. Mykotronx shall not issue a Termination for Default for a Force Majeure event.

46.    BUYER'S PROPERTY AND INFORMATION

         A Seller shall not reproduce, use or disclose any data (such as drawings or specifications), designs, or other information, belonging to or supplied by or on behalf of Mykotronx except as necessary in the performance of this Agreement. Unless otherwise directed, such data, designs, or other Information, and any copies, shall be returned to Mykotronx upon completion of this Agreement. Where Mykotronx's data, designs drawings or other information are furnished to Seller's for use in the performance of this Order, Seller shall insert the substance of this clause in its purchase orders.

         B Seller shall not at any time, even after expiration or termination of this Agreement, use or disclose to any person for any purpose, other than to perform this Agreement, any information it receives from Mykotronx in accordance with the provisions of the Mykotronx, Inc. Non Disclosure Agreement (Attachment C).

47.    INFORMATION DISCLOSED AND/OR DELIVERED TO MYKOTRONX

         Any information disclosed or delivered by Seller under this Agreement shall not be deemed confidential or proprietary unless expressly agreed upon by the parties in writing. If this Agreement requires delivery of technical data, software, or other Information that will, in turn, be furnished under a Government prime contract or subcontract, the special terms and conditions (Federal Acquisition Regulation and Department of Defense Federal Acquisition Regulation Supplement clauses) relating to technical data, software, or other information will apply.

48.    AMENDMENTS

         No modification, termination, extension, or renewal of any provision of this Agreement shall be binding upon either party unless made in writing and signed by an authorized representative of each of the Parties.

49.    WAIVER

         No waiver of any breach of any provision of this Agreement shall constitute a waiver of any prior, concurrent or subsequent breach of the same or any other provisions hereof. Nor shall it constitute a course of dealing and no waiver shall be effective unless made in writing.

50.    CONFIDENTIAL INFORMATION

         Neither party shall use or disclose to a third party any confidential information of the other party which has been disclosed to it in connection with this Agreement including, without limitation, designs, plans, methods, processes or specifications, provided however, that Seller has the right to furnish confidential information of Mykotronx to third Parties if it is needed by such Parties in order to make parts for the Product, and provided further that the third Parties first agree in writing to hold such information in confidence and use it for the purpose of making such parts.

51.    ENTIRE AGREEMENT

         This Agreement and its attachments constitute the entire agreement between the Parties regarding the contemplated transactions and supersede all prior agreements and understandings between the Parties relating thereto.

IN WITNESS WHEREOF the Parties have caused this Manufacturing Agreement to be executed as of June 24,2003

SCI Technology, Inc.                        Mykotronx, Inc.

By: /s/ James L, Vancil
    --------------------------------        By: /s/ [ILLEGIBLE]
Print Name: James L, Vancil                 -----------------------------------
Title: Manager, Government Contracts        Print Name: [ILLEGIBLE]
                                            Title: KIV-7 Contract Administrator

                                  ATTACHMENT B

                                PRICING SCHEDULE

Mykotronx Ancillary Pricing

Part No.                 Part Description                PRICE
4061244-0701            Lithium Battery                 $  6.38
4065536-0701            Crypto Ignition Key             $  9.14
4065537-0501            DTE RS-232 Cable                $ 44.01
4065538-0501            DCE RS-232 Cable                $ 45.48
4065539-0701            120 AC Power Conv               $ 26.14
4065539-0702            220 AC Power Conv               $ 27.91
4070531-0501            DTE RS-449 Cable                $ 53.21
4070532-0501            DCE RS-449 Cable                $ 54.02
4074249-0501            DTE EIA-530 Cable               $ 45.32
4074250-0501            DCE EIA-530 Cable               $ 45.27
4074281-0501            DTE RS-449 Cable                $ 54.60

Applicable KIV-7HSB Prices are Dependent
Upon the Presidio Unit Prices

 Unit Price                                 Presidio
$ 2,152.80                                 $   800.00
$ 2,183.03                                 $   825.00
$ 2,213.25                                 $   850.00
$ 2,272.73                                 $   900.00
$ 2,302.95                                 $   925.00
$ 2,339.03                                 5   955.00
$ 2,362.43                                 $   975.00
$ 2,392.65                                 $ 1,000,00
$ 2,421.90                                 $ 1,025.00
$ 2,452.13                                 $ 1,050.00
$ 2,511.60                                 $ 1,100.00
$ 2,541.63                                 $ 1,125.00
$ 2,572.05                                 $ 1,150.00

                                  ATTACHMENT C

                    MYKOTRONX, INC. NON-DISCLOSURE AGREEMENT

         Under the terms of this agreement, Mykotronx is willing to provide information to SCI Technology, Inc. 8600 South Memorial Parkway, Huntsville, AL 35802 hereafter referred to as "SCI". SCI understands that Mykotronx considers its information proprietary and valuable, and Mykotronx is willing to make limited amounts of such information available upon the following terms.

         1. For the purposes of this Agreement, "Proprietary Information" shall mean operational, technical, business strategy or financial information (1) originated by or otherwise peculiarly within the knowledge of Mykotronx, (2) currently protected against unrestricted disclosure to others, Such information includes but is not limited to information regarding the KIV Product line.

         2. In consideration for the disclosure of Proprietary Information, SCI agrees to hold Proprietary Information in trust and confidence for a period of five (5) years from the date of receipt, will refrain from using the same for any purpose other than that for which it was provided by Mykotronx without prior approval of Mykotronx and will exercises the same degree of care (and not less than reasonable care) that SCI exercises in the protection of their own proprietary data. In addition, SCI may not use this information to compete with Mykotronx for this product line.

         3. A recipient of Information hereunder will have no obligation with respect to any information

                  (a) know to the recipient without restriction prior to receipt form the other party,

                  (b) after substantially the same information is published or becomes available to others without restriction through no act or failure to act on the part of the recipient,

                  (c) after substantially the same information becomes available to the recipient from a third party having no obligation to hold such Information in confidence or

                  (d) the transmitting party subsequently designates in writing as no longer proprietary-

         4. Proprietary Information made available in written form by Mykotronx, shall be marked with the legend "PROPRIETARY INFORMATION," or an equivalent conspicuous legend. No sheet or page of any written material will be so labeled which is not in good faith, believed to contain Proprietary Information. A recipient of information hereunder will have no obligation with respect to any portion of any written material which is not so labeled.

         5. Any information disclosed orally or visually shall be identified as proprietary when offered and reduced to writing within thirty (30) days thereafter. The oral and/or visual information shall be protected by the recipient with the same care as outlined above for written information.

         6. This Agreement shall continue in force for a term of one (1) year from the date shown below, but prior to the expiration of such term may be terminated at any time by either party giving thirty (30) days prior written notice to the other party; provided however, the obligations to protect Proprietary Information contained herein shall survive such expiration or termination.

         7. No rights or obligation other than those expressly cited herein are to be implied from the Agreement No license is hereby granted, directly or indirectly, under any patent, trademark, copyright or trade secret.

         8. The validity and interpretation of the Agreement shall be governed by the laws of the State of California.

          9. This Agreement merges all prior discussion and is the entire understanding and agreement of the parties relating to protection of proprietary data. Neither party shall be bound by any additional nor other representation condition, or promise except as subsequently set forth in writing signed by the party to be bound.

SCI TECHNOLOGY, INC

SIGNATURE: ____________________________________

DATE:      ____________________________________

                                  Attachment D

                             Key Personnel/Positions

The following listed people and positions are considered to be Key as defined in Paragraph 14 of the Manufacturing Agreement.

                                  Key Personnel

SCI Program Manager                                     Russell Gentry

                                  Key Positions

SCI Test Engineer
SCI Process Engineer
SCI Materials Planner
SCI FSO
SCI Administrator

[RAINBOW LOGO]

                                  ATTACHMENT E

SUBJECT: QUALITY ASSURANCE REQUIREMENTS FOR                             M-STD-17
PROCURED ITEMS (Q CLAUSES)                                                 REV.A

Approved. T. Ahobell. OA Manager                          Date: 11 February 2003

1.0      Application, This document establishes the standard quality assurance
(QA) requirements (Q Clauses) for Rainbow Mykotronx-procured deliverable items such as parts, materials, and/or processes which are applicable to the extent specified in the procurement document.

Additional requirements may be defined in other specific Project documents including those that are unique only to that Project.

2.0 Q Clauses Document The attached Q Clauses document lists the various quality requirements for Rainbow Mykotronx procured items.

The Q clauses are entered on the Rainbow Mykotronx procurement document to indicate applicable QA requirements to the item being procured.

3.0      Responsibility

3.1 Quality Assurance, Prepares and maintains the Q Clauses document. Coordinates changes with Project Management, Manufacturing, and Engineering as appropriate. Reviews procurement documents as necessary and coordinates with program management applicable Q clause(s) to project procurements. Ensures that applicable Q-Clauses are included in the procurement document in the performance of procurement document review.

3.2 Program Management. Ensures that Program Q-Clauses and other procurement requirements are identified. Coordinate with the Procurement and Quality other quality requirements for project/program other than that shown on the Q Clauses document.

3.4 Procurement Organization. Assures that applicable Q-Clauses are included in the procurement document.

4.0 Changes, QA controls this document Submit recommended changes to the QA Manager for review, coordination, approval and release.
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QUALITY ASSURANCE REQUIREMENTS FOR PROCURED ITEMS (Q CLAUSES) M-STD-17 Rev.A
--------------------------------------------------------------------------------
Notes: Buyer's acceptance of the procurement document denotes Buyer's agreement to the Q-Clause requirements annotated on the procurement document.

I.       DEFINITIONS

         Buyer-Rainbow Mykotronx procurement entity

         Vendor/supplier - The legal entity that is the contracting party with Rainbow Mykotronx with respect to the procurement document. Procurement document - The purchase order (P.O.) or subcontract between Rainbow Mykotronx and the vendor/supplier.

         Item - The product or service contracted for by the procurement document.

II               Q CLAUSES

Q-1 GENERAL QUALITY REQUIREMENTS (INCLUDE PARAGRAPHS A THROUGH K AS SHOWN BELOW)

Clause Q-1, General Quality Requirements, Subparagraph A, Prohibited Practices add the following to the end of the Statement; "This clause is limited to repair actions. Seller may, upon written approval of Rainbow Mykotronx, rework production items in accordance with Vendor/Supplier's Standard Repair Procedures."

A) Prohibited Practices:

Unauthorised repairs. Vendor/supplier shall not repair any damaged item nor any found to be faulty during manufacturing or that it fails to meet Rainbow Mykotronx specification/drawing requirements, without written Rainbow Mykotronx approval, except when the nonconformance is minor and material review board
(MRB) authorization has been granted by Rainbow Mykotronx. Vendor/supplier is not authorized to perform MRB activity on nonconforming material without Rainbow Mykotronx authorization.

Change in approved drawings, processes, materials, or procedures. Vendor/supplier shall not change any drawing, process, material (including subtier supplier parts) or procedure without prior Rainbow Mykotronx written approval, if such drawings, processes, materials, or procedures were previously approved by Rainbow Mykotronx as provided for in the Procurement document.

Vendor/supplier shall not change any process, material or procedure from that used to qualify any item or which was used by Vendor/supplier to become a qualified source for Rainbow Mykotronx's specification/drawing, without Rainbow Mykotronx's written approval.

Resubmittal of Rejected Items. Any item rejected by Rainbow Mykotronx and subsequently resubmitted to Rainbow Mykotronx shall be clearly identified as a resubmittal item, indicating procurement document number and Rainbow Mykotronx's reject document number in vendor/supplier's certificate of conformance.

Notification of Facility Change. Vendor/supplier shall not use nor relocate any production, manufacturing, and/or processing facilities to differ from previous approval by Rainbow Mykotronx, during performance of word specified in the procurement document, without previously notifying Rainbow Mykotronx and according Rainbow Mykotronx an opportunity to examine such facilities for compliance with procurement quality requirements.

Changing of Test Facility. Vendor/supplier shall not change a test facility nor use another test facility to meet specification/drawing requirements without prior Rainbow Mykotronx's written approval, if a specific test facility was previously approved by Rainbow Mykotronx as provided for in procurement document.

Change of Management/Ownership. Vendor/supplier shall notify Rainbow Mykotronx when a significant change in management or ownership has occured.

B) Responsibility for Conformance. Neither surveillance nor inspection and/or test made by Rainbow Mykotronx or its representatives or U.S. Government representatives at either Rainbow Mykotronx or vendor/supplier's facilities, nor vendor/supplier's compliance with all applicable procurement quality requirements, shall relieve vendor/supplier of the responsibility to furnish an item that conforms to the requirements of the procurement document.

Vendor/supplier shall control subtier supplier to the extent necessary to ensure quality requirements specified in the procurement document is satisfied. Quality requirements shall include, but are not limited to, the following; subtier preward survey/evaluation, periodic auditing of supplier, implementing a subtier supplier rating system, ensuring adequate review of procurement documentation prior to procurements, controlling procurement of critical items for Vendor/supplier product, inspection of procured items to documented procedures, and control of nonconforming material, including corrective action.

C) Rainbow Mykotronx Surveys, Surveillance, Audits and Inspection. Rainbow Mykotronx has the right to conduct surveys, audits, and surveillance of vendor/supplier facilities, and those of vendor/supplier subtier suppliers with prior coordination with vendor/supplier to determine capability to comply and to verify continuing compliance, with the requirements of the procurement document.

Rainbow Mykotronx has the right to perform inspection at vendor/supplier facilities, and those of vendor/supplier subtier suppliers with prior coordination with vendor/supplier, during the period of manufacture and inspection prior to shipment. Final inspection, and acceptance, shall be performed at Rainbow Mykotronx's facility, unless otherwise specified in the procurement document.

Rainbow Mykotronx reserves the right to use Mil Std 105, MiL Std 414 or other sampling process for the acceptance or rejection of items.

D) Documentation. Rainbow Mykotronx may refuse to accept item if vendor/supplier fails to submit certifications, documentation, test data or reports specified by the procurement document. Documentation includes Rainbow Mykotronx source inspection if such source inspection is performed.

E) Corrective Action Request. When a quality problem exists with any vendor/supplier item. Rainbow Mykotronx may forward a corrective action request to vendor/supplier, requiring timely response, that shall include the following information: analysis of the cause of the problem, statement of the action taken to prevent recurrence, and the effectivity of the action, When corrective action is required for U.S. Government source inspected items, vendor/supplier shall coordinate such action with the U.S. Government quality representative assigned to administer vendor/supplier facility.

F) U.S. Government Source Inspection. For procurement made under U.S. Government contracts, the U.S. Government has the right to inspect any and all of the work included in the procurement document, at vendor/supplier facilities or at subtier supplier facilities. Vendor/supplier quality control or inspection system and manufacturing processes are subject to review, certification, and analysis by authorized U.S. Government representative.

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G) Measuring and Test Equipment. Vendor/supplier shall be responsible for validating the accuracy and stability of tools gages, and test equipment used to constrate that any item conforms to the requirements specified by the procurement document. Documented schedules shall be maintained to provide for periodic calibration to adequate standards. Objective evidence of calibration shall be recorded and made available for Rainbow Mykotronx review.

H) Nonconforming Material. Any decision to accept any nonconformance (variance from Rainbow Mykotronx's drawings and specifications), detected at vendor/supplier facilities, must be made by Rainbow Mykotronx unless otherwise specified by the procurement document. Vendor/supplier shall provide for identification, control and segregation of nonconforming material detected at vendor/supplier facilities.

I) Inspection Records. Vendor/supplies shall maintain records of all inspections and test performed on any item delivered to Rainbow Mykotronx. These records shall identify nonconformance and shall be made available for Rainbow Mykotronx review.

J) Sample Inspection. Sample inspection plans may be used by vendor/supplier when tests are destructive, or when the records or inherent characteristics of the product indicate that a reduction in inspection/testing can be achieved without jeopardizing product quality. Sample inspection shall be in accordance with the applicable Rainbow Mykotronx specification. When not specified by Rainbow Mykotronx, military standard sampling plans (e.g. Mil-Std-105, Mil-Std-414, or Handbooks H016, H017, or H018) may be used. Other sample inspection plans shall be approved by the Rainbow Mykotronx prior to their implementation. All sample inspection plans shall provide valid confidence in specified quality levels.

K) Vendor/supplier's Basic Certificate of Conformance (C of C). Vendor/supplier shall provide a certificate of conformance providing: 1) a statement that the items furnished per the Rainbow Mykotronx procurement document have been manufactured, tested, and inspected in accordance with the requirements of the applicable specifications/drawings and the results of such test and inspection meet the requirements thereof; 2) a statement that Rainbow Mykotronx-required inspections and tests have been performed utilizing calibrated equipment; and 3) a statement that all materials used in items meets the applicable specification/drawing requirements specified by the procurement document.

The CofC shall include vendor/supplier name, actual address where item was manufactured/tested, item name, vendor/supplier's part number, and lot/process/batch number, etc. as applicable. The CofC shall also include the Rainbow Mykotronx's name, part number, specification/drawing number, including applicable revision designation and procurement document number/revision. The CofC shall be signed by the vendor/supplier's authorized person and shall include title of signatory and date. Any certificate not meeting the above requirements is subject to rejection upon Rainbow Mykotronx's receipt.

Q-2 (A OR B) INSPECTION SYSTEM REQUIREMENTS, NHB5300.4 (1B)

A. Vendor/supplier shall provide and maintain an inspection system that is in conformance with NHB5300.4 (1B), "Quality Program Provisions for Aeronautical and Space Systems Contractors."

B. Vendor/supplier shall provide and maintain an inspection system that is in conformance with NHB5300.4 (1B), "Quality Program Provisions for Aeronautical and Space Systems Contractors", that have been tailored as specified in the Rainbow Mykotronx procurement document.

Q-3 (A OR B) INSPECTION SYSTEM REQUIREMENT, MIL-Q-9858A

A. Vendor/supplier shall provide and maintain an inspection system that is in conformance with MIL-Q-9858A, "Quality Program Requirements".

B. Vendor/supplier shall provide and maintain an inspection system that is in conformance with MIL-Q-9858A, "Quality Program Requirements", that have been tailored as specified in the Rainbow Mykotronx procurement document.

Q-4 (A OR B) INSPECTION SYSTEM REQUIREMENTS, NHB5300.4 (1C)

A. Vendor/supplier shall provide and maintain an inspection system that is in conformance with NHB5300.4 (1C), "Inspection Systems Provisions for Aeronautical and Space System Material, Parts, Components, and Services."

B. Vendor/supplier shall provide and maintain an inspection system that is in conformance with NHB5300.4 (1C), "Inspection Systems Provisions for Aeronautical and Space System Material, Parts, Components, and Services," that have been tailored as specified in the Rainbow Mykotronx procurement document.

Q-5 (A OR B) INSPECTION SYSTEM REQUIREMENTS (MIL-I-45208)

A. Vendor/supplier shall provide and maintain an inspection system that is in conformance with MIL-I-45208, "Inspection System Requirements," and a calibration program that is in conformance with MIL-STD-45662, "Calibration Systems Requirements".

B. Vendor/supplier shall provide and maintain an inspection system in accordance with requirement MIL-I-45208, "Inspection System Requirements," and a calibration program that is in accordance with MIL-STD-45662, "Calibration Systems Requirements,", that have been tailored as specified in the Rainbow Mykotronx procurement document.

Q-6 (A,B,C,D,E,F,G, OR H) BUYER SOURCE INSPECTION

         SCI Comment: Clause Q-6, Buyer Source Inspection, (Attachment E), Buyer waives Source Inspection for all items and relies upon Government Source Inspection for the acceptance for all items sold to the Government.

Vendor/supplier conformance to Rainbow Mykotronx requirements shall be verified by Rainbow Mykotronx and shall be performed at vendor/supplier facilities prior to shipment of items being procured. Vendor/supplier shall provide reasonable facilities and a copy of Rainbow Mykotronx specification/drawing and procurement document for Rainbow Mykotronx verification of vendor/supplier conformance to procurement document and specification/drawing requirements. Rainbow Mykotronx reserves the right the audit/verify conformance to Rainbow Mykotronx requirements at Vendor/supplier facility and at vendor/supplier subtier supplier facilities for any item not manufactured/processed within vendor/supplier facilities. Rainbow Mykotronx source inspection shall include, but is not limited to, the following:

- Validation of vendor/supplier automated test programs and procedures to Rainbow Mykotronx specification/drawing requirements (when applicable).

- Witnessing vendor/supplier performance of acceptance/qualification testing and inspections to Rainbow Mykotronx specification/drawing requirements. Vendor/supplier shall perform an additional 1.0 AQL acceptance test/inspection when vendor/supplier original acceptance testing has not been witnessed by a Rainbow Mykotronx representative.

- Review of Vendor/supplier acceptance test/inspection data and reports to verify conformance with Rainbow Mykotronx specification/drawing requirements.

- Review of lot qualification test data to Rainbow Mykotronx specification/drawing requirements, if applicable.

- Verification of Vendor/supplier packaging and packing of items being procured to ensure conformance with Rainbow Mykotronx procurement document or specification/drawing requirements.
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- Verification of item traceability and vendor/supplier certification to ensure conformance with the Rainbow Mykotronx procurement document of specification/drawing requirements.

Vendor/supplier shall provide inspection/test data and reports to Rainbow Mykotronx representative indicating which characteristics, parameters, dimensions, etc., were actually tested/inspected for validation to Rainbow Mykotronx specification/drawing requirements.

Vendor/supplier shall notify Rainbow Mykotronx not less than three working days prior to the time that items are ready for Rainbow Mykotronx source inspection.

After Rainbow Mykotronx source inspection, any rework or test of the item(s), including any unscheduled or unauthorized entry, such as removal of a panel, cover, or enclosure shall void the Rainbow Mykotronx source inspections and vendor/supplier shall request Rainbow Mykotronx source inspection and vendor/supplier shall request Rainbow Mykotronx to repeat applicable source inspection steps(s).

A. BUYER IN PROCESS INSPECTION. Vendor/supplier performance of in-process operations to Rainbow Mykotronx requirements shall be verified by Rainbow Mykotronx during item manufacture at one or more of the following, as specified by the document:

         1. Prior to encapsulation/conformal coating.
         2. Prior to cleaning.
         3. Prior to plating.
         4. Prior to assembly close-up.
         5. Other points specified by the procurement document.
         6. Other points specified in the Process Identification Document.

B. BUYER AUDIT/PROCESS VERIFICATION. Rainbow/Mykotronx audit of vendor/supplier process operations by Rainbow Mykotronx representative shall include, but not be limited to, the following:

- Verification that vendor/supplier is maintaining a quality assurance system that has been previously approved by Rainbow Mykotronx.

- Verification that vendor/supplier flow down of requirements to subtier suppliers is adequate to meet Rainbow Mykotronx requirements.

- Verification that vendor/supplier work instructions are adequate to ensure implementation of Rainbow Mykotronx requirements.

- Verification that vendor/supplier manufacturing processes are under control, to ensure product quality, configuration control and traceability to meet Rainbow Mykotronx requirements.

- Verification that vendor/supplier is maintaining proper control of nonconforming material and taking corrective action, as required.

C. BUYER PRECAP INSPECTION. Items of this procurement document require precap inspection by Rainbow Mykotronx subsequent to the 100 percent precap visual inspection performed by vendor/supplier.

D. BUYER SCANNING ELECTRON MICROSCOPES ANALYSIS. Rainbow Mykotronx approval of Scanning Electron Microscope (SEM) analysis shall be required for wafer lots to be incorporated in parts supplied to Rainbow Mykotronx. The SEM analysis shall be performed by vendor/supplier and must be approved by Rainbow Mykotronx prior to the incorporation of wafers in parts.

E. BUYER SOURCE SURVEILLANCE
Rainbow Mykotronx shall perform surveillance at vendor/supplier facilities during the contract period. Surveillance shall be scheduled by Rainbow Mykotronx and coordination with vendor/supplier prior to implementation. Surveillance activities shall include, but not be limited to, the following:

- Auditing vendor/supplier's procurement, manufacturing test and inspection, configuration control, and nonconforming material control procedures and processes.

- Witnessing of product acceptance qualification testing.

- Review of vendor/supplier's test/inspection data and reports to verify conformance to procurement document requirements.

F. BUYER SOURCE INSPECTION FOR PROCUREMENT TO ANOTHER CONTRACTOR'S PART NUMBER/SPECIFICATION. Rainbow Mykotronx source inspection shall consist of verification of another contractor's inspection data to ensure that item have met the other contractor's specification requirements when Rainbow Mykotronx procurement document specifies contractor's part number. Vendor/supplier shall provide copy of other contractor's source inspection report/data containing results of other contractor's inspection. Whenever other contractor's source inspection report/data is/are not available, the vendor/supplier inspection traveler indicating other contractor's test/inspection acceptance may be used for verification. Inspection verification review shall be performed at vendor/supplier facility prior to shipment.

G. BUYER FINAL SOURCE INSPECTION. Items of this procurement require final inspection by Rainbow Mykotronx quality engineering subsequent to the 100 percent final inspection performed by vendor/supplier.

H. BUYER SOFTWARE AUDITS. Rainbow Mykotronx shall perform audits, review and/or verification at vendor/supplier facilities during the development and test of software to be furnished on this procurement.

Q-7. U.S. GOVERNMENT SOURCE INSPECTION (NASA)
All work under the procurement document is subject to inspection and test by the U.S. Government any time and place. The U.S. Government representative who has been delegated NASA quality assurance functions for the procurement document shall be notified immediately upon receipt thereof. The U.S. Government representative shall also be notified three (3) working days in advance of the time the items are ready for inspection or test. In the event that the U.S. Government representative cannot be contacted, Rainbow Mykotronx shall be notified immediately.

Vendor/supplier without additional charge to the procurement document, shall provide all reasonably required facilities and assistance for convenience and safety of the U.S. Government representatives in the performance of their duties.

Q-8. U.S. GOVERNMENT SOURCE INSPECTION (DoD)

U.S. Government source inspection is required prior to shipment from vendor/supplier facility. Upon receipt of this procurement document, vendor/supplier shall immediately notify and provide a copy of the procurement document to the U.S. Government representative who normally services the vendor/suppliers facility, so that appropriate planning for U.S. Government source inspection can be accomplished. If a U.S. representative does not normally service the vendor/supplier's

                                       8
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facility, the interest Army Navy, Air Force, or Defense Agency inspection office shall be contacted. In the event that a U.S. Government representative cannot be contracted, Rainbow Mykotronx shall be notified immediately.

Vendor/supplier, without additional charge to the procurement document, shall provide all reasonably require facilities and assistance for convenience and safety of the U.S. Government representatives in the performance of their duties.

Q-9 (A AND B) RAW MATERIAL DOCUMENTATION REQUIREMENTS

A. Shipment of materials whether raw, semi-finished or finished, shall be accompanied by a Certificate of Conformance from vendor/supplier, stating as a minimum:

         - the name of location of the raw material manufacturer, as applicable.

         - material identification by specification number, and material condition where applicable.

         - a statement of raw material conformance to applicable requirements.

B. All items in Q-9A plus actual chemical/physical test results which substantiate compliance with the applicable raw material and/or specification requirements.

Q-10 CONTROL OF PROCESSES.

A process requiring Rainbow Mykotronx approval of processor's facility is being procured for this order. This facility performing such processes, whether the supplier's or a subtier to the supplier, must be approved by Rainbow Mykotronx in advance of actual processing. Rainbow Mykotronx will make available, upon request, a list of approved process facilities specific to the applicable processes. A certificate of conformance to the process specification requirements shall be provided with the shipment.

Q-11 TEST DATA

When Rainbow Mykotronx specification requires test data to be recorded during performance of acceptance testing a copy of the recorded data, showing evidence of vendor/supplier inspection and verification of conformance, shall accompany shipment of items to Rainbow/Mykotronx. Data shall meet the format requirements of Rainbow Mykotronx specification and, as a minimum, be identified with:

         - Rainbow Mykotronx procurement document number and any change notice number.

         - Rainbow Mykotronx specification/drawing number and revision letter.

         - Rainbow Mykotronx engineering order(s).

         - Part number

         - Type of test performed.

         - Lot numbers, serial numbers, and/or codes of items tested.

         - Total quantity test, quantity accepted and quantity rejected.

         - Any codes, key, or other information necessary to interpret vendor/supplier data.

Q-12 RADIOGRAPHIC INSPECTION

Vendor/supplier must be approved by Rainbow Mykotronx to perform the radiographic inspection applicable to this procurement document or shall use a radiographic facility approved by Rainbow Mykotronx. A list of approved radiographic facilities shall be provided by Rainbow Mykotronx upon request. If vendor/supplier wishes to use an unapproved facility, prior authorization must be requested and received from Rainbow Mykotronx.

Unless otherwise specified by the parts specification of procedure applicable to this procurement document, each radiograph shall, as a minimum comply with MIL-STD-453, "Inspection, Radiographic," or MIL-STD-883, "Test Methods and Procedures for Microelectronics". The radiographic film and a copy of the report shall accompany the shipment of the items to the Rainbow Mykotronx.

Q-13 REQUIREMENTS FOR DISTRIBUTORS

The distributor (a supplier other than the manufacturer) shall identify the manufacturer and location of manufacturer of each item finished under the procurement document.

When items are identified by a Rainbow Mykotronx number, the distributor shall provide complete information as to the original manufacturer and original manufacturer's part number, lot number, serial number, and/or data code of items shipped. Such identification shall be submitted with each shipment.

Q-14 SUPPLIER INSPECTION REPORTING REQUIREMENTS

Vendor/supplier shall submit, with each shipment of items, one copy of an inspection report reflecting 100 percent inspection verification of all drawing characteristics. The report shall determine each drawing characteristic and specific the corresponding actual measurement results, except that a check mark will suffice for those dimensions with a total tolerance spread greater than
0.005 inch. True position dimensions of 0.007 inch or less shall be recorded in the data submitted. Inspection record traceability shall be maintained by either serializing each item (if allowed) or tag identification. The item identification is then matched with the corresponding inspection report. A single inspection documentation record sheet may be used for more than one item of the same part number. The only exception to the above procedure applies to items machined under tape-controlled or automatic conditions. In that case, the 100 percent inspection report may be limited to the first and last item procured from one continuous set-up, and the inspection report shall state that the items were machined under tape-controlled or automatic conditions. INSPECTION RECORD
EXAMPLE:

Dimension & Tol    S/N 001    S/N 002    S/N 003
-----------------  -------    -------    -------
..250 -.001/+ .004    .251        .253      .254

If there are more than 25 items of the same part number and if serialization is not required, the items may be grouped and data recorded as follows:

Dimension & Tol       Qty       Results
----------------    -------    ---------
..250 -.001/+.004       150     .249/.253

Q-15 (A or B) SUPPLIER QUALITY ASSURANCE PROGRAM REQUIREMENTS. MIL-STD-1535A

A. Vendor/supplier shall provide and maintain a supplier quality assurance program that is in conformance with MIL-STD-1535A, "Supplier Quality Assurance Program Requirement"

B. Vendor/Supplier shall provide and maintain a supplier quality assurance program in accordance with requirements of MIL-STD-1535A. "Supplier Quality Assurance Program Requirement" that have been tailored as specified in the Rainbow Mykotronx procurement document.
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Q-16 (A,B,C,D,E OR F) CORRECTIVE ACTION AND DISPOSITION SYSTEM FOR NONCONFORMING
MATERIAL, MIL-STD-1520.
Vendor/supplier shall provide and maintain a corrective action and disposition program for nonconforming material that is in conformance or with accordance with MIL-STD-1520,"Corrective Action and Disposition System for Nonconforming Material" or with tailored requirements of MIL-STD-1520.

                  A. MIL-STD-1520A

                  B. MIL-STD-1520A, tailored as specified in the Rainbow Mykotronx procurement document.

                  C. MIL-STD-1520B

                  D. MIL-STD-1520B, tailored as specified in the Rainbow Mykotronx procurement document.

                  E. MIL-STD-1520C

                  F. MIL-STD-1520C, tailored as specified in the Rainbow Mykotronx procurement document.

Q-17 CALIBRATION SYSTEMS REQUIREMENTS (MIL-STD-45662)
Vendor/supplier shall provide and maintain a calibration program that is in conformance with Mil-Std-45662, "Calibration Systems Requirements."

Q-18 CONTROL OF TEST SOFTWARE.
Vendor/supplier shall provide and maintain a system for the control of software used in the qualification/acceptance testing of deliverable hardware, software and firmware to be furnished on this procurement. Vendor/supplier shall maintain procedures and test records on items delivered to Rainbow Mykotronx and these records shall be available for Rainbow Mykotronx review.

Q-19 ELECTROSTATIC DISCHARGE CONTROL.
Vendor/supplier shall provide and maintain a program for electrostatic discharge (ESD) control for hardware items to be furnished on this procurement. Rainbow Mykotronx requirements are as specified in the procurement document. Vendor/supplier electrostatic discharge control program is subject to review and approval by the Rainbow Mykotronx.

Q-20 SUBCONTRACTOR PRODUCT ASSURANCE REQUIREMENTS.
Vendor/supplier shall provide and maintain a system that assures implementation of the provisions contained in the applicable product assurance requirements document and statement of work that is referenced within the procurement document. The general quality assurance requirements of Q-1 are also applicable for this procurement.

Q-21 (A OR B) DEFENSE SYSTEMS SOFTWARE DEVELOPMENT (DOD-STD-2167A)
A. Vendor/supplier shall provide and maintain a software development program which is in conformance with DOD-STD-2167A, "Defense System Software Development."

B. Vendor/supplier shall provide and maintain a software development program in accordance with requirements of DOD-STD-2167A, "Defense System Software Development," that have been tailored as specified in Rainbow Mykotronx's procurement documents.

Q-22 (A OR B) DEFENSE SYSTEMS SOFTWARE QUALITY PROGRAM(DOD-STD-2168)
A. Vendor/supplier shall provide and maintain a software quality assurance program that is in conformance with DOD-STD-2168, "Defense System Software Quality Program."

B. Vendor/supplier shall provide and maintain a software quality program that is in accordance with requirements of DOD-STD-2168. "Defense System Software Quality Program," that have been tailored as specified in Rainbow Mykotronx's procurement document.

Q-23 SOFTWARE DELIVERY DOCUMENTATION.
Vendor/supplier shall deliver documentation of software as specified in the procurement document. Software documentation shall be sufficient to establish that:

         - All requirements are achieved or waivers submitted.

         - Configuration is correct and deliverables are properly identified and marked.

         - Planned level of acceptance is achieved and/or deviations/waivers are made part of the deliverable documentation package.

         - Operating instructions accompanying the developed software are sufficient to enable loading, initialization, and operation by Rainbow Mykotronx's personnel.

Q-24. END ITEM DATA PACKAGES.
The following are the minimum Rainbow Mykotronx requirements for data package contents. Special project requirements in addition to these are contained in product assurance requirements or statement of work.

1) Format. Table of contents and labeled dividers between sections.

2) Contents. a) As-built vs. as-designed report. b) acceptance test procedure and data. c) operating time record d) discrepancy documents e) waiver/deviations, f) identification sheet listings as applicable--unit name, equipment specification part number, serial number, revision level, contract number, project name, original vs. retest package, acceptance vs.
qualification data, and review signatures.

Q-25 (A OR B) INSPECTION SYSTEM REQUIREMENT, ISO9001
A. Vendor/supplier shall provide and maintain an inspection system that is in conformance with ISO9001

B. Vendor/supplier shall provide and maintain an inspection system that is in conformance ISO9001, that have been tailored as specified in the Rainbow Mykotronx procurement document.

Q-26 (A OR B) IN-PROCESS DATA
The supplier shall collect data at the various inspection and test points and furnish monthly reports (Pareto charts, first pass yield, etc) to Rainbow Mykotronx's in regard to overall product performance.

ATTACHMENTS F and G - ID/IQ CONTRACT FLOWDOWNS

SECTION D - PACKAGING AND MARKING

D.1 Record Plate

A modification record plate to include the serial number, modal, and any modifications Shall be affixed to each equipment as previously provided Under MDA904-98-D-C104.
(End of Clause)

D.2 BAR CODES

Bar codes in accordance with MIL-STD-1189 and NSA-2 shall also be printed on identifying equipment nameplates. The "fail bar Code message for equipment shall contain the short title, the serial number, sad the National stock Number, Written approval from the COR is required to modify the bar code contents in any case where adequate space is not available.

(End of Clause)

D.3 352.247-9003 MARKING AND DOCUMENTS (SEP 1994)

         (a) All Contractor-generated technical reports shall bear the statement "not Realisable to the Defense Technical Information Center per DoD Directive 3200.12."

         (b) In addition to the above marking all unclassified technical reports, photographs drawings, schematics, design circuits and description of equipment designed and/or produced under the contract shall be marked with the legend "DISTRIBUTION LIMITED TO U.S. GOVERNMENT AGENCIES ONLY THIS DOCUMENT CONTAINS NSA INFORMATION (Applicable Date) REQUEST FOR THIS DOCUMENT MUST BE REFERRED TO THE DIRECTOR, NSA, Where SF Form 298 is required to accompany a document, the legend shall be entered in Block 12a thereof.

         (d) The contractor shall be responsible for inserting the appropriate application data in the aforementioned legend. This date shall be the date upon which the document was completed.

(End of Clause)

D.4 352.247-8004 PACKING AND SHIPPING (OCT 1998)

         (a) Packing

                  (1) Material shall be packed by personnel duly cleared for the level of classification in question, to conceal it properly and to avoid suspicion as to its contents, and to reach destination in satisfactory condition. Internal markings or internal packaging will clearly indicate tile classification. No NOTATION To INDICATE THE CLASSIFICATION SHALL APPEAR, ON EXTERNAL MARKINGS.

                  (2) Documents Shall be enclosed in two Sealed envelopes or covers. Typewritten or printed matter in the contents shall be protected by a covet sheet or by folding inward to avoid direct contact with the inner envelope or cover. The inner cover shall be addressed, return addressed, sealed and marked with the security classification on front and, back so that the sparking will be easily seen when the outer cover is removed. Receipt for, if required shall be enclosed identifying the addressor, addresses, and listing the contents by short title. The outer envelops or cover shall be of sufficient opaqueness and density as to prevent the classification marking of the inner cover from being visible rend shall be addressed, return addressed, and carefully sealed with no markings or notations.

ATTACHMENTS F and G - ID/IQ CONTRACT FLOWDOWNS

         (b) Shipping

                  (1) Classified material shall be shipped in accordance with the Industrial Security Manual for Safeguarding Classified Material and Security Guidelines contained in DD Form 254.

                  (2) Unclassified material shall be shipped in accordance with the contractor's best commercial practice to insure safe arrival at destination.

(End of Clause)

SECTION E - INSPECTION AND ACCEPTANCE

E.1. REFERENCED CLAUSES

         The following contract clause (a) pertinent to this section, is/are hereby incorporated

CLAUSE NO.                          TITLE
----------    ---------------------------------------------------
52.246-02     INSPECTION OR SUPPLIES - FIXED-PRICE (Aug 1996)
52.246-16     RESPONSIBILITY FOR SUPPLIES (APR 1984)

E.2 PRODUCTION EQUIPMENT

The equipment shall be inspected add tested in accordance with the KIV-7HSB Integration and Operations Manual and the Contract.

(End of Clause)

E.3 Inspection and Final Acceptance

a. Hardware: inspection and final acceptance of all equipment shall be conducted at the contractor's manufacturing facility in accordance with an approved Acceptance Test Plan Defense Contract Management Agency (DCMA) will be utilized on this contract. The Government will provide a copy of the Letter of Delegation
(LOD) to the contractor and the cognizant Government inspection organizations.

b. Review and final acceptance of all data items will be accomplished at the destination by the Contracting officer or his authorised representative.

c. The KIV-7HSB units shall meet TEMPEST requirements as stated in the item description and/or Specification. TEMPEST testing shall be conducted in accordance with an approved TEMPEST test plan. TEMPEST test reports shall be made available to the Government upon request.

(End of Clause)

E.6 352.248-9005 NOTICE: MATERIAL AND WORKMANSHIP (JUL 1999)

All material incorporated in the work shall be new and the work shall be performed in a skillful and workman like, efficient manner. Both materials and Workmanship shall be subject to the inspection of the Contracting officer or his duly authorized representative who may require the contractor to correct defective workmanship or materials without cost to the Government unless the contract specifies otherwise.

(End of Clause)

ATTACHMENTS F and G - ID/IQ CONTRACT FLOWDOWNS

SECTION F - DELIVERIES OR PERFORMANCE

F.1 REFERENCED CLAUSES

         The following contract clauses pertinent to this section is/are hereby incorporated

CLAUSE NO.                            TITLE
----------          ----------------------------------------
52-211-17           DELIVERY OF EXCESS QUANTITIES
52-242-15           STOP-WORK ORDER (AUG 1989)
53-242-17           GOVERNMENT DELAY OF WORK (APR.1984)
52-247-84           F.O.B. DESTINATION (NOV. 1991)

SECTION G - CONTRACT ADMINISTRATION DATA

G.4 352,220-9001 CONTRACTOR LIABILITY FOR STATE AND LOCAL TAXES (SEP 1994)

         Generally the contractor is liable for payment of state or local taxes on this contract to the same extant that it would be liable for such taxes on a contract with a nongovernment entity. Although it may be useful for the contractor to inform the taxing authorities that the Maryland Procurement Office
(MPO) is a federal government agency, this fact alone does not in and of itself create a tax exemption for the contractor. While dome transactions undertaken by the contractor pursuant to this contract may be exempt from a state or local tax, it is the Contractor's responsibility to identify such exertion under the applicable statute, and to resolve the applicability of such with state or local taxing authorities.

(End of Clause)

G.5 352.232-9007    ALLOCATION of CONTRACT COSTS, FIRM FIXED PRICE WITHOUT
                    PROGRESS PAYMENTS - AWARD (MAR 1998)

         Because this contract is supported by two or more fund citations, all requests for payments end invoices fitted for payment shill allocate costs taxed on the line item end Accounting Classification reference (ACR) listed on the order award document. An invoice got properly allocated shall be considered and improper invoice, under the Prompt Payment Act.

(End of clause)

G.10 352.242-9002   NOTICE CONTRACT ADMINISTRATION FUNCTIONS (MAR 1998)

         (a) The Procuring Contracting officer (PCO) will retain all administration functions under this contract except for those assigned to the cognizant Defense Contract Management Commend (DCMC) component, is accordance with part 42 of the FAR, part 242 of the DOD FAR supplement and the FCO's letter dated 3 Feb. 2003.

         (b) The Contractor's 5-position CAGE Code is 65598.

         (c) The following administration functions and hereby delegated to the cognizant DCMC component (see FAR/DFARS references below):

                  (1) 42.302 (a) (1). Review the Contractor's compensation structure

                  (2) 42.302 (a) (5). Negotiate forward pricing rate agreements (EAR 15.4073)

ATTACHMENTS F and G - ID/IQ CONTRACT FLOWDOWNS

                  (3) 42.302 (a) (9) Establish final indirect cost rates and billing rates for those contractors meeting the criteria for contracting officer determination in FAR Subpart 42.7,

                  (5) 42.302 (a) (16). Monitor the Contractor's financial condition and advise the contracting officer when it jeopardizes contract performance,

                  (6) 42.302 (a) (25). Process and execute novation and change of name agreements under FAR Subpart 42.12

                  (7) 42.302 (a) (33). Advise and assist contractors regarding their priorities and allocations responsibilities and assist contracting offices in processing requests for special assistance and for priority ratings for owned capital Equipment.

                  (8) 42.302 (a) (34). Monitor Contractor industrial relations matters Under the contract; apprise the contracting officer of actual or potential labor disputes, and coordinate the remodel of urgently required material from the strikebound contractor's plant, upon instinctive from, and authorization of the contracting officer.

                  (9) 42.302 (a) (49) - Monitor the Contractor's value engineering program.

                  (10) 42.302(a) (50). Review, approve or disapprove, and maintain surveillance of the Contractor's purchasing system (See FAR
         Part 44).

                  (15) 42. 302 (a) (66): Determine that the Contractor has a drug-free workplace program and drug-free awareness program (See FAR Subpart 23.5)

                  (16)242.302 (a)(9). For additional contract administration functions related to IR&D/B&P projects performed by major contractors, See 242.771-3(a).

                  (17) 242.3 02(a) (33). Also perform industrial readiness and mobilization production planning field surveys and negotiate schedules.

         (d) The following contract administration functions (marked (X) when, applicable) are hereby delegated in Whole or in Part to the cognizant DCMC component See FAR/DFARS references below):

                  ( ) (1) 42.302 (a) (4). Review any evaluate contractors' proposals under FAR Subpart 25.8 and, when negotiation will be accomplished by the contracting officer, furnish comments and recommendations to that officer.

                  ( ) (2) 42.302(a) (6). Negotiate advance agreements applicable to treatment of costs under contracts currently assigned for administration (see FAR Subpart 31.109) Subpart 32.109).

                  (X) (3) 42.302(a) (26). Perform property administration and plant clearance (see EAR. Part 45).

                  ( ) (4) 42.302(a) (28). Perform necessary Screening, redistribution and disposes of contractor inventory

                  ( ) (6) 42.302(a) (31). Perform production support, surveillance, and status resorting, including timely reporting of potential and actual slippage in contract delivery schedules.

                  ( ) (7) 42.302 (a) (37). Review and evaluate preservation, packaging and packing.

ATTACHMENTS F and G - ID/IQ CONTRACT FLOWDOWNS

                  ( ) (8) 43. 302 (a) (39), Ensure Contractor compliance with contractual safety requirements. Note; see DFARS 233.370 for safely requirements on contracts for ammunition and explosives.

                  ( ) (10) 42.302(a) (60). Cause release of shipments from Contractor's plants according to the shining instructions. When applicable, the order of assigned priority shall be followed; Shipments within the same priority shall be determined by date of the instructions.

                  ( ) (12) 42.302, (a) (65). Accomplish administrative closeout procedures (see FAR Subpart 4.604.5).

                  ( ) (13) 43,302 (a). (68) Monitor the contractors compliance with the requirements of environmental laws including the Resource Conservation and Recovery Act (RCRA) (42 U.S.C. 001, et.seq.) and other environmental requirements as specified in the contract (see Part 23). Responsibilities of the contracting officer shall include

                           (i) Verification of contractor compliance with
Specification requirement the use of environmentally preferable and energy-efficient materials and, the use of materials or delivery of end items with the specified recovered material content, this shall occur as pert of the quality assurance procedure get forth in Part 46.

                           (ii) As required in the contract, ensuring that the
contractor complies with the reporting requirements relating to recovered material content utilized in contract performance. Monitor the contractors compliance with the requirements of environmental laws including the Resource Conservation and Recovery set (ECRA) (42 D.S.C. 6901, et. seq.) and other environmental requirements as specified in the contract (see Part 23). Responsibilities of the contracting officer shall include

                  ( ) (14) 242.302 (a) (4) Also, review end evaluate

                  (A) Contractor estimating systems (see FAR 15.407) and

                  (B) Contractor material management and accounting systems under 242.72.

                  ( ) (15) 243.302 lal(33) Also perform industrial readiness and production planning field survey and negotiate schedules.

                  ( ) (17) 242.302(a) (41) The DCMC has responsibility for reviewing earned value management system (EVMS) plans and verifying initial and continuing contractor compliance with DoD EVMS criteria as required by DFARS Earned value management systems 234.005.70.

(End OF Clause)

SECTION H - SPECIAL CONTRACT REQUIREMENTS

H.I IMPORTANT NOTICE: UNAUTHORIZED CHANGES

a. The Contractor Shall not accept any instructions issued by any person other than the Procuring activity CO or COR acting within limits of their authority. CORs will be designated in writing to the contractor, and scope of their authority will be set forth therein; and

(End of Clause)

H.2 352.204-9001 DISCLOSURE OF INFORMATION - CONTRACT (SEP 1996)

ATTACHMENTS F and G - ID/IQ CONTRACT FLOWDOWNS

         (a) DFARB 252.204-7000 and this clause shall govern any disclosure of information regarding this contract. In using information authorized by this clause, the contractor (i) shall not disclose any information concerning the sponsorship of this contract, or (ii) the nature of the Government's interest in and application of the subject matter of this contract unless this type of information is expressly allowed to be disclosed by paragraph (b) and/or (c) below, or by written approval of the cognizant Contracting Officer.

         (b) The information listed below may be disclosed in proposals to United States Government Agencies in response to requests for past performance assessments: When this information is completed at time of contract award, the document shall be marked "FOR OFFICIAL USE ONLY." If any of the information that follows changes in your disclosure, the Contracting Officer must be notified in writing of the change.

         CONTRACT NUMBER: MDA904-03-D0355
         CONTRACT TYPE: Firm Fixed Price: ID/IQ
         AWARD DATE: (complete at award)________________________
         GOVERNMENT CONTRACTING ACTIVITY:
                  MARYLAND PROCUREMENT OFFICE
                  9800 SAVAGE ROAD
                  FORT GEORGE G. MEADE, MD 20755-6000
        ORIGINAL CONTRACT VALUE: NTE
        CURRENT OR COMPLETED CONTRACT VALUE: (contractor may update)
        _________________
        PERIOD OF PERFORMANCE:
        COMPETITIVE/NONCOMPETITIVE/FOLLOW-ON (circle, underline or highlight appropriate description)
        PROGRAM TITLE: KIV-7
        CONTRACT EFFORT DESCRIPTION: (unclassified - as provided in solicitation package and completed as part of the award document)
        PLACE OF PERFORMANCE: Torrance, CA
        POINT OF CONTACT/PHONE NUMBER:
        CONTRACTING OFFICER:
        PROGRAM MANAGER:

         (c) For additional disclosures which require specific prior approval by the Contracting Officer, once authorization to use any specific information has been approved by the Contracting Officer, the contractor is authorized to reuse such specific information without obtaining additional authorizations from the Contracting Officer. The contractor shall maintain a log of the additional uses and submit a copy of the log to the Contracting Officer when each additional disclosure is made.

(End of Clause)

SECTION H - SPECIAL CONTRACT REQUIREMENTS

H.3      352.204-9003 CONTRACTOR PERSONNEL CLEARANCES - CONTRACT (OCT 1993)

         (a) It shall be the responsibility of the contractor to optimize the use of currently cleared personnel in completing the requirements of this contract. In the event that the contractor requires additional personnel clearances, any delays incurred in the contract program and/or schedule as a result of the time required to clear such personnel shall be the contractor's responsibility. Under no circumstances shall the Government recognize a claim for an equitable adjustment in the contract price and/or schedule as a result of any delay due to the failure to have properly cleared personnel.

         (b) It is understood that the contractor will provide personnel as suitable replacements on a best efforts basis.

(End of Clause)

H.4      352. 204-9008 CONTROL OF COMMUNICATIONS SECURITY (COMSEC) MATERIAL
         (FEB 2002)

ATTACHMENTS F and G - ID/IQ CONTRACT FLOWDOWNS

         The accountable COMSEC material produced under the contract, or provided as Government Furnished Property, will be distributed through COMSEC distribution channels. The contractor shall establish a COMSEC account, nominate a custodian and alternate custodian and control the material in accordance with procedures specified in the "NSA Manual 90-1 (NSA
Industrial COMSEC Manual)" dated October 2001. Existing COMSEC accounts established as a result of previous or other contracts may be used.

(End of Provision)

H.5     352.204-9009 ACQUISITION OF COMSEC EQUIPMENTS, COMPONENTS, AND PARTS
                     OUTSIDE THE UNITED STATES (OCT 1993)

        (a) Definitions.

                (1) "COMSEC equipment", as used in this clause, means equipment designed to provide security to telecommunications by converting information to a form unintelligible to an unauthorized interceptor and by reconverting such information to its original form for authorized recipients; as well as equipment designed specifically to aid in, or as an essential element of, the conversion process. COMSEC equipment is crypto-equipment, crypto-ancillary equipment, and authentication equipment.

                (2) "Component", as used in this clause, means any assembly or subassembly incorporated directly into an end product. An assembly is a group of parts, elements, subassemblies and circuits assembled as a separately removable item of COMSEC equipment. A subassembly is a major subdivision of an assembly.

                (3) "Part", as used in this clause, means any single,
                    unassembled element of a major or minor subassembly, accessory, or attachment which is not normally subject to disassembly without the destruction or the impairment of the design use.

                (4) "Contractor", as used in this clause, means the supplier of the end item and associated support items to the Government under the terms of a specific contract.

                (5) "Subcontractor", as used in this clause, means a person or business that contracts to provide some service or material necessary for the performance of another's contract.

                (6) "Vendor", as used in this clause, means all areas under the territorial sovereignty of the United States (U.S.) and the Trust Territory of the Pacific Islands.

                (7) "United States", as in this clause, means all areas under the territorial sovereignty of the United States (U.S.) and the Trust Territory of the Pacific Islands.

        (b) No subcontracts or purchase order which involve design, manufacture, production, assembly, inspection, or test in a location not in the U.S. of COMSEC equipment, components, or parts, which are not covered by a specification or standard shall be made

ATTACHMENTS F and G - ID/IQ CONTRACT FLOWDOWNS

            under this contract, without the prior written approval of the contracting officer. The contractor further agrees to include this clause in any or all subcontracts or purchase orders he may let pursuant to this contract for COMSEC equipment, components, or parts, except those subcontracts/purchase orders for which waiver is required, i.e., non-US sources. The contractor may procure standard off-the-shelf parts from a distributor located in the United States regardless of the location of the parts design, manufacture, production, assembly inspections, or test, providing that the anonymity requirements of this clause are implemented. Parts used only in COMSEC equipment are not considered standard off-the-shelf parts. Under no circumstances shall any custom integrated circuit, hybrid, multi-chip module or the documentation associated with these devices or any likeness, thereof, be sent outside the U.S. for additional processing or assembly. In addition, all, memory devices, including field programmable gate arrays (FPGAs) with security-related functions are programmed onshore.

        (c) Requests for permission to deviate from the requirements of paragraph (b) will be handled on a case-by-case basis through the contracting officer. Each waiver request must provide a strong and compelling reason why the waiver should be granted in addition to the benefit the Government would gain by the granting of a waiver. Furthermore, prior to the approval of any waiver, the contractor shall demonstrate to the Government through submission of an acceptable Anonymity Plan (data item DI-MGMT-90051), that procedures are in place to ensure that the offshore vendor remains unaware of the relationship between the prime contractor and the Department of Defense and/or Maryland Procurement Office (MPO). As a minimum, the following conditions will be imposed if a waiver is granted:

                (1) Purchase orders and drawings provided to a subcontractor or vendor outside the United States shall not carry any identification that reveals a contractor relationship with the Department of Defense and the MPO. This restriction includes the contractor's prime contract number with the Government and 98230/ONXXXXXX parts identification numbers.

                (2) The prime contractor, when required to mark items with the manufacturer's code 98230 or drawing numbers ONXXXXXX, shall only mark these items at a facility located within the U.S. Marking parts with ON markings and the 98230 code specifies that the parts are for MPO use only. If parts marked with the MPO identification code (including rejects and parts not usable for MPO programs) are allocated for non-MPO programs for resale to other customers, then markings associated with the MPO identification code must be removed from the parts before the parts are sent to non-MPO programs or other customers.

                (3) The Government has the right to an equitable adjustment to the contract price as consideration for granting approval, to acquire COMSEC equipment, components and parts from sources outside the United States (unless the waiver was granted prior to contract award).

H.6 352-204-9010  NOTICE: CONTRACT ADMINISTRATION MD CLOSEOUT GUIDANCE
                       (JUL 2001)

ATTACHMENTS F and C - ID/IQ CONTRACT FLOWDOWNS

         The following guidance is provided for your use in administering and closing out the contract. When the contract is complete, the contractor shall initiate final accounting and disposition. This shall be done in accordance with the following instructions. If a portion of the instructions are not applicable to this contract,

         (a) Government Furnished Property/Documents

                  (1) The cognizant property administration office (Defense Contract Management Command (DCMC) and/or Office of Naval Research
         (ONR) is designated to administer the maintenance by the contractor of official Government Property Records for all Government property/ documents. See Section G - Contract Administration Data for the cognizant office of this contract.

                  (2) The contractor shall Sign (1) copy of the shipping or inspection document acknowledging receipt of property/ documents and forward same to the designated property administrator.

                  (3) At the end of the contract, the contractor shall submit the Government Furnished Property/Documents Inventory Schedule, requesting disposition to the cognizant office. The cognizant property administration office shall then obtain the disposition instructions from the contracting Officer's Representative (COR), and they will forward them to the contractor. The Contractor shall provide the cognizant office with a declaration that all Government furnished property/documents have been accounted for or expended (disposition is complete) in the performance of the contract. The cognizant property administration office will provide the MPO and the COR with the appropriate releases.

         (b) Contractor Acquired Property. At the end of the contract, the contractor shall submit the Contractor Acquired Property list, requesting disposition, to the cognizant property administration office. This office will then obtain the disposition instructions from the COR, and then will forward them to the contractor. The contractor shall provide the cognizant office with a declaration that contractor Acquired Property has been dispositioned as requested. The cognizant property administration office will provide the MPO and the COR with the appropriate releases.

         (c) Plant Clearance. The cognizant property administration office is automatically delegated plant clearance procedures.

         (d) Classified Material/Documents (DD254 on the contract. The disposition/retention action of classified holding should be initiated pursuant to paragraphs 5.1 and 5.m of the Industrial Security Manual. The inventory shall be submitted to the Director, NSA/CSS, ATTN: _____ (the applicable COR with office designator), 9800 Savage Road, Ft. George G. Meade, Maryland 20755-6000. After compliance with the COR's disposition instructions, the contractor shall submit evidence of compliance, certified by the CSSO, to the MPO (ATTN: DA3 _____ (Contracting Officer's name), Maryland Procurement Office, 9800 Savage Road, Ft. George G. Meads, Maryland 20755-6000), with a courtesy copy to Q13 and the COR.

         (e) Report of Inventions and Subcontracts (Form DD882). Pursuant to the Patent Rights Clause of this contract, the contractor shall submit the DD Form 882 to the Director, NSA/CSS (the applicable COR with office designator), 9800 Savage Road, Ft. George G. Meade, Maryland 20755-6000, with a courtesy copy to the MPO (ATTN: DA3 _____ (Contracting Officer's name), Maryland Procurement Office, 9800 Savage Road, Ft. George G. Meade, Maryland 20755-6000).

(End of Clause)

H.7 352.211-9005 NOTICE: SPECIAL PROVISION FOR LATE DELIVERY (OCT 1993)

ATTACHMENTS F and G - ID/IQ CONTRACT FLOWDOWNS

         If the Contractor fails to make delivery of the items called for herein on or before the contractual delivery data without proof of an excusable delay as defined in the Default provision of this contract, and the Government does not elect to terminate performance in accordance with the termination provision of this contract, then the parties shall promptly and in good faith negotiate an extended delivery schedule in exchange for adequate consideration from the contractor. Should the parties fail to reach agreement on such a modification, the Contracting Officer may unilaterally determine what constitutes a reasonable delivery schedule and the consideration therefore. Failure to agree to such schedule and consideration shall be a dispute concerning a question of fact within the meaning of the clause of this contract entitled "Disputes". The rights and remedies set forth in this clause shall not be exclusive and are in addition to any other rights and remedies provided by law or under this contract. The primary purpose of this clause is to clarify existing terms of the contract.

(End of clause)

H.8 352.211-9000 NOTICE: INCORPORATION OF SECTION K BY REFERENCE (AUG 1998)

         In accordance with the FAR 15.204-1 (b), Part IV of the Uniform Contract Format shall not be physically included in the contract, but Section K, Representations, Certifications, and Other Statements of Offerors (as completed by the Contractor) shall be deemed incorporated by reference in the contract.

(End of Clause)

H.9 352.227-9000 SOFTWARE REQUIREMENT (AUG 1996)

         The Contractor warrants that, to the best of its knowledge and belief, software provided under this contract does not contain any malicious code, program, or other internal component (e.g. computer virus) which could damage, destroy, or alter software, firmware, or hardware or which could reveal any data or other information accessed through or processed by the software. Further, the Contractor shall immediately inform the Contracting Officer upon reasonable suspicion that any software provided hereunder may cause the harm described above.

(End of Clause)

H.11 352.227-9005 NOTIFICATION OF FOREIGN ORIGIN SOFTWARE AND/OR FIRMWARE (OCT
1999)

         Officers/Contractor shall notify the contracting Officer in writing if any foreign manufactured, developed, maintained and/or modified software and/or firmware will be used or included in the deliverables under this contract. Foreign-origin software and/or firmware that is merely a possible candidate for use under this contract shall also be identified. Notification pursuant to this clause must include the identity of the foreign source and the nature of the software application, and is required as soon as there is a reason to know or suspect foreign origin.

         MPO reserves the right to exclude foreign-origin software and/or firmware from use under contract on a case-by-case basis.

(End of Clause)

H.13 352.244-9000 NOTICE: SUBCONTRACTOR WITH CANADIAN CONTRACTORS (OCT 1993)

         Provided the sponsoring Government Activity is not disclosed, the officer is not prohibited from subcontracting with Canadian Contractors, unless the work to be performed under any resulting contract is classified in nature.

         Federal Acquisition Regulation (FAR), Part 44, Subcontracting Policies and Procedures, particularly Subpart 44.2 - Consent to Subcontract, applies.

ATTACHMENTS F and G - ID/IQ CONTRACT FLOWDOWNS

         In addition to those clauses which the prime contractor is normally required to insert in subcontracts, the following must be included, as required:

            FAR 52.225.13         Restrictions on Certain Foreign Purchases (AUG
                                  1998)
            DFARS 252.225-7028    Reporting of Contract Performance Outside the
                                  United States

(End of Clause)

H. 14  352.251-9000     SINGLE-SCOPE BACKGROUND INVESTIGATION (SSBIs) FOR
                        CONTRACTOR PERSONNEL    (JAN 2002)

         Under the authority granted to the Agency by OASD (CSI) to outsource SBBIs for NSA applicants and contractor personnel with critical skills for the FY2002, the following contractors are under contract with MPO and are credentialed to provide the SSBI portion of the clearance process to contractor personnel endorsed by the appropriated Program Office. Contractor personnel utilizing this process must be endorsed by the appropriate Contracting Officer's Representative (COR) via a Sponsorship Letter (Form G3542). Contractors choosing to utilize this process for obtaining SSBIs are responsible for contracting for the services from either one of the Background Investigation (BI) providers listed herein. Use of the BI providers services is the responsibility of the contractor and requires a separate contractual agreement between the contractor and the BI provider. Contractors may still choose to use Defense Security Service (DSS) for background investigations, at no cost. All costs charged to any resultant Agency contract for SSBIs performed by the BI provider shall not exceed the prices provided below.

                 MSM Security Sve. ADC, LTD.
Firm Fixed Price
  SSBI - 30 Day Delivery        $ 1,872.43       $ 1,750.00
  SSBI - 60 Day Delivery        $ 1,872.43       $ 1,690.00
Labor Hour Rate
  Investigator                  $    34.85       $    42.35
  Administration                $    44.21       $    37.00

         The Contractor Staff Security Officer (CSSO) determines the 30 or 60 day turnaround time (Based upon geography). The Labor Hour rates are for cancelled or terminated SBBIs, as determined by $4, the cost of which is not to exceed cost of a completed SBBI.

MSM Security Services Inc.      ADC, LTD
POC: Ed Johnson/Dawn Banda      POC: Art Cardova
Phone # 301-507-5210                  Phone #: 800-750-3181

         In accordance with the contractor's certification in Section
K - Representations and Certifications, the costs of the SSBI in any resultant contract shall be a(n) ___________ charge.

(End of Clause)

H.15 352.290-9002     TESTING OF ELECTRONIC EQUIPMENT          (AUG 1994)

         Research, development, test and evaluation by the contractor of electronic equipment or systems which have the capability to acquire the contents of communications may be governed by the United States electronic surveillance laws, including the Foreign Intelligence Surveillance Act of 1978
(FISA), 50 U.S.C. 1801-1810 and Title III of the Omnibus Crime Control and Safe Streets Act of 1968, 18 U.S.C. 2510-2520. The contractor shall conduct all testing of electronic equipment

ATTACHMENTS F and G - ID/IQ CONTRACT SLOWDOWNS

pursuant to this contract which may acquire nonpublic communications in accordance with United States law, including specifically the provisions of 50 U.S.C. 1805(f)(1).

(End of Clause)

H.16 352.290-9002   USE OF NON-GOVERNMENT PERSONNEL BY THE MARYLAND PROCUREMENT
                    OFFICE FOR CONTRACT CLOSEOUT        (JUN 2001)

         Contractor personnel who have executed a non-disclosure agreement with this office may administratively handle documentation associated with this contract for closeout purposes. Your signature on this document constitutes acknowledgement and acceptance of the Maryland Procurement Office's use of contractor personnel in the administrative closeout of this contract.

         Documentation may include, but is not limited to, proprietary information, rate information, billing information and supporting documentation.

(End of Clause)

SECTION I - CONTRACT CLAUSES

I-1 REFERENCED CLAUSES

         The following contract clause(s) pertinent to this section is/are hereby incorporated.

CLAUSE NO                                          TITLE
---------                 --------------------------------------------------------------
52.202-01                 DEFINITIONS (DEC 2001)
52-203-03                 GRATUITIES (APR 1994)
52.203-05                 COVENANT AGAINST CONTINGENT FEES (APR 1994)
52.203-06                 RESTRICTIONS ON SUBCONTRACTOR SALES TO THE GOVERNMENT (JUL
                          1995)
52.203-07                 ANTI-KICKBACK PROCEDURES (JUL 1995)
52.203-08                 CANCELLATION, RECISSION, AND RECOVERY OF FUNDS FOR ILLEGAL OR
                          IMPROPER ACTIVITY (JAN 1937)
52.203-10                 PRICE OR FEE ADJUSTMENT FOR ILLEGAL OR IMPROPER ACTIVITY (JAN
                          1997)
52.209-06                 PROTECTING THE GOVERNMENT'S INTEREST WHEW SUBCONTRACTING WITH
                          CONTRACTORS DEBARRED, SUSPENDED, OR PROPOSED FOR DEBARMENT
                          (JUL 1995)
52.211.05                 MATERIAL REQUIREMENTS
52.211-06                 BRAND NAME OR EQUAL (AUG 1999)
52.211-15                 DEFENSE PRIORITY ALLOCATION REQUIREMENTS
52.215-08                 ORDER OF PRECEDENCE - UNIFORM CONTRACT FORMAT (OCT 1997)
52.219-08                 UTILIZATION OF SMALL BUSINESS CONCERNS (OCT 2000)
52.222-08                 CONVICT LABOR (AUG 1998)
52.222-20                 WALSH-HEALY PUBLIC CONTRACTS ACT (DEC 1996)
52.222-21                 PROHIBITION OF SEGREGATED FACILITIES (FEB 1999)
52.222-36                 AFFIRMATIVE ACTION FOR WORKERS WITH DISABILITIES (JUN 1988)
52.223-06                 DRUG-FREE WORKPLACE (MAY 2001)
52.223-07                 NOTICE OF RADIOACTIVE MATERIALS (JAN 1997)
52.223-14                 TOXIC CHEMICAL RELEASE REPORTING (OCT 2000)
52.225-11                 BUY AMERICAN ACT-CONSTRUCTION MATERIALS UNDER TRADE AGREEMENT
                          (MAY 2002)

52-233-01                 DISPUTES
52-242-13                 BANKRUPTCY (JUL 1995)
52-243-01                 CHANGES - FIXED PRICE (AUG 1997
52-244-02                 SUBCONTRACTS (AUG 1998]

ATTACHMENTS F and G - ID/IQ CONTRACT FLOWDOWNS

52-248-02         GOVERNMENT PROPERTY (FIXED-PRICE CONTRACTS) (DEC 1989)
52-248-23         LIMITATION. OF LIABILITY (FEB 1997)
52-249-01         TERMINATION FOR CONVENIENCE OF THE GOVERNMENT
                  (FIXED-PRICE) (SHORT FORM) (APR 1984)
52-249-08         DEFAULT (FIXED PRICE SUPPLY AND SERVICE) (APR 1984)
52-253-01         COMPUTER GENERATED FORMS (JAN 1991)
252.203.7001      DISCLOSURE OF INFORMATION (DEC 1991)
252.204.7003      CONTROL OF GOVERNMENT PERSONNEL WORK PRODUCT (APR
                  1992)
252.204.7004      REQUIRED CENTRAL CONTRACTOR REGISTRATION (NOV 2001)
252.208.7000      ACQUISITION FROM SUBCONTRACTORS SUBJECT TO ON-SITE
                  INSPECTION UNDER THE INTERMEDIATE-RANGE NUCLEAR
                  FORCES (INF) TREATY (NOV 1995)
252.223.7004      DRUG-FREE WORK FORCE (SEP 1988)
252.225.7009      DUTY-FREE ENTRY - QUALIFYING COUNTRY SUPPLIES (END
                  PRODUCTS AND COMPONENTS (AUG 2000)
252.225.7012      PREFERENCE FOR CERTAIN DOMESTIC COMMODITIES (APR
                  2002)
252.225.7031      SECONDARY ARAB BOYCOTT OF ISRAEL (JUN 1992)
252.227.7013      RIGHTS IN TECHNICAL DATA - NONCOMMERCIAL ITEMS (NOV
                  1995)
252.227.7014      RIGHTS IN NONCOMMERCIAL COMPUTER SOFTWARE AND
                  NONCOMMERCIAL COMPUTER SOFTWARE DOCUMENTATION (JUN
                  1998)
252.231.7000      SUPPLEMENTAL COST PRINCIPLES (DEC 1991)
252.243.7001      PRICING OF CONTRACT MODIFICATIONS (DEC 1991)
252.243.7003      REQUESTS FOR EQUITABLE ADJUSTMENT (MAR 1998)
252.247.7028      TRANSPORTATION OF SUPPLIES BY SEA (MAY 2002)
252.251.7000      ORDERING FROM GOVERNMENT SUPPLY SOURCES (MAY 1995)

I.4 52.252-02     CLAUSES INCORPORATED BY REFERENCE (FEB 1995)

         This contract incorporates one or more clauses by reference, with the same force and effect as if they were given in full text. Upon request, the Contracting Officer will make their full text available. Also the full text of a clause may be accessed electronically at this/these address(es)

FAR: http://www.arnet.gov/far/
DFARS: http://www.acq.osd.mil/dp/dars/dfars.html

(End of Clause)

SECTION J - LIST OF ATTACHMENTS

J.l      LIST OF ATTACHMENMTS

J.1.2    KIV-7HSB Integration and Operation's Manual  (Mykotronx Document).
J.1.2    MOA MYK-KIV-97-01, dated 18 February 1998 (previously provided under MDA904-9B-
         D-C104).
J.1.3    Contract Security Classification Specification, DD Form 254, dated 13 May 2002,
         9 pages
J.1.4    Contract Data Requirements List (CDRL) for the KIV-7HSB, DATED 29 March 2002, 4
         PAGES

(END of Clause)